UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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NOW Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Wednesday, May 25, 2022

10:00 a.m. (Central Standard Time)

NOW INC.

7402 N. Eldridge Parkway

Houston, Texas 77041

The 2022 annual meeting of stockholders of NOW Inc. will be held at the Company’s corporate headquarters located at 7402 N. Eldridge Parkway, Houston, Texas 77041 on Wednesday, May 25, 2022, at 10:00 a.m. local time, for the following purposes:

•	To elect five directors to hold office for one-year terms (Proposal 1);

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022 (Proposal 2);

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers (Proposal 3); and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” these three proposals.

The Board of Directors has set March 28, 2022 as the record date for the annual meeting of the stockholders (“Annual Meeting”). If you were a stockholder of record at the close of business on March 28, 2022, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our corporate headquarters for a period of ten days prior to the Annual Meeting.

On or about April 7, 2022, we sent our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2022 proxy statement and 2021 Annual Report on Form 10-K and how to vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire. If you received your 2022 annual meeting materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and Form 10-K on the Internet.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, regardless of whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

Raymond Chang
Vice President, General Counsel and Secretary

Houston, Texas

April 7, 2022

NOW INC.

7402 N. Eldridge Parkway

Houston, Texas 77041

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, “NOW”, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to NOW Inc.

ANNUAL MEETING:	Date:	Wednesday, May 25, 2022
	Time:	10:00 a.m. (Central Standard Time)
	Place:	DistributionNOW
7402 N. Eldridge Parkway
Houston, Texas 77041

AGENDA:

Proposal 1:     To elect five nominees as directors of the Company for one-year terms.

Proposal 2:     To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022.

Proposal 3:     To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the five nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on March 28, 2022 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is NOW common stock. Holders of NOW common stock are entitled to one vote per share at the Annual Meeting.

PROXY NOTICE:	The Notice of Internet Availability of Proxy Materials is being sent to stockholders on or about April 7, 2022. Our Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2021, accompanies this proxy statement. The Annual Report on Form 10-K shall not be considered as a part of the proxy solicitation materials or as having been incorporated by reference.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 7, 2022. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the five nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to when the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of March 28, 2022, there were 111,850,667 shares of NOW common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. Shareholders, in person or by proxy, casting at least 55,925,334 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as instructed.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the five director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 6 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2) and the proposal to approve the compensation of our named executive officers (Proposal 3) will require the affirmative vote of a majority of the shares of our common stock entitled to vote in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

HOUSEHOLDING:

The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs and postage fees. If an individual receives multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061.

COST OF PROXY SOLICITATION:	We have retained Okapi Partners LLC to solicit proxies from our stockholders at an estimated fee of $12,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers, and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Wednesday, May 25, 2022.

The Company’s 2022 Proxy Statement and the Annual Report to Stockholders for the year ended 2021 are also available at:

http://www.proxyvote.com

For directions to the Annual Meeting, please contact Investor Relations at 281-823-4700.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

At the Company’s inception in 2014, the Board of Directors of NOW Inc. (the “Board”) was divided into three classes with each class serving a term of three years. In 2020, stockholders approved the declassification of the Board over a three-year period. Directors whose terms are expiring in 2022 will serve one-year terms if elected at the upcoming annual meeting of stockholders. Directors whose terms expire in 2023 will continue their original terms until they are up for reelection at which point all board members will sit for annual reelection and declassification will be complete. Directors whose terms expire this year include: Terry Bonno, David Cherechinsky, Galen Cobb, James Crandell, and Sonya Reed.

Terry Bonno, David Cherechinsky, Galen Cobb, James Crandell, and Sonya Reed are nominees for directors, each for a one-year term expiring at the Annual Meeting in 2023, or when their successors are elected and qualified. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2023 will continue to serve in accordance with their prior election or appointment. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

NOW’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not contested is determined 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Environmental, Social, Governance, and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation or whether to take other action. The Board will act on the Environmental, Social, Governance, and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” In 2022, all director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Information Regarding Nominees for Director for Terms Expiring in 2022:

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Terry Bonno	64	2022	Ms. Bonno has been a director of the Company since May 2014. Ms. Bonno provides advisory and consulting services to numerous private companies utilizing her professional expertise in Global business development, commercial and contractual due diligence, Sustainability and Enterprise Risk Management. She has served as a Director of Kodiak Gas Services, a privately held company that is the third largest contract gas compression company in the US, since 2019. From 2017 to the successful divestiture to 3i in 2019, Ms. Bonno served as a Director of Tampnet, the largest offshore high-capacity communication network in the world. She also served as a director on energy industry and charity boards. In 2017, she was accepted as an industry expert to serve in an advisory capacity on the National Offshore Safety and Advisory Committee (NOSAC) for a three-year term ending 2020. Ms. Bonno served as Senior Vice President of Industry and Community Relations for Transocean Ltd. from 2017 until her retirement in September 2018. Her responsibilities included leadership in industry forums, community affairs and driving sustainability in the organization. Ms. Bonno previously served as Senior Vice President of Marketing for Transocean Ltd. from 2011 and Vice President Marketing from 2008 with oversight of Transocean’s marketing in 14 countries. Prior to this role, she served in various director and management roles at Transocean Ltd. leading the marketing and contracts efforts for West Africa and the Americas from 2001 until 2008. She served in a Director Marketing and Contracts role for Turnkey Drilling with RBFalcon and Global Marine (a wholly owned subsidiary of Applied Drilling Technology Inc. (ADTI)) from 1993 until 2001, who later became acquired by Transocean Ltd. During her time with Global Marine from 1982 to 1999, she served in various Accounting Management roles. She is also a Certified Public Accountant.	2014

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
David Cherechinsky	58	2022	Mr. Cherechinsky has served as President and Chief Executive Officer and been a director of the Company since June 2020. Prior to serving as President and Chief Executive Officer, Mr. Cherechinsky served as the Company’s Senior Vice President and Chief Financial Officer from February 2018 until June 2020. Mr. Cherechinsky previously served as Vice President, Corporate Controller and Chief Accounting Officer from February 2014 until February 2018. Mr. Cherechinsky served as Vice President—Finance for NOV’s distribution business group from 2003, and as Vice President—Finance for NOV’s Distribution & Transmission business segment from 2011, until the Company’s spin-off in May 2014. He previously served NOV starting in 1989 in various corporate roles, including internal auditor, credit management and business analyst, and is a CPA.	2020

Galen Cobb	68	2022	Mr. Cobb has been a director of the Company since May 2014. Mr. Cobb has served as Vice President Industry Relations for Halliburton since 2002, and is responsible for Halliburton’s industry relations global activities, energy trade policy issues, executive client relations, and trade organization oversight. He has worked for Halliburton for over forty years serving in various executive management positions in operations, marketing, sales and business development. From 1991 to 1994, he was Director CIS and China with oversight in establishing Halliburton’s presence and operations in these emerging markets. Later, he was named Director Executive Sales and Business Development with expanded responsibilities for the worldwide development and promotion of Halliburton’s services and products.	2014

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
James Crandell	68	2022	Mr. Crandell has been a director of the Company since May 2014. Mr. Crandell served as Managing Director of Cowen and Company from 2013 to 2016. Mr. Crandell served as Managing Director of Dahlman Rose from 2011 until its acquisition by Cowen and Company in 2013. Previously, he served as Managing Director at Barclays Capital plc from 2008 until 2011. Mr. Crandell was Managing Director for Lehman Brothers starting in 1999 until its acquisition by Barclays Capital in 2008. From 1981 until 1998, he held various posts at Salomon Brothers, including managing director, senior oil services analyst and director of U.S. equity research, before his promotion to global coordinator of equity research in 1994. Mr. Crandell has more than 30 years of experience as a Wall Street analyst focusing on oilfield services & equipment.	2014

Sonya Reed	48	2022	Ms. Reed has been a director of the Company since August 2021. Ms. Reed has served as the Senior Vice President of Human Resources and Corporate Communications of Phillips 66, a publicly traded company listed on the New York Stock Exchange, since 2015. From 2011 to 2015, Ms. Reed was with General Cable, where she last served as Executive Vice President, Chief Human Resources Officer. Ms. Reed began her career at Zurich Financial Services, where she held several positions of increasing responsibility, the last of which was Vice President of Human Resources of their Latin American business.	2021

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR.

Information Regarding Continuing Directors:

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Richard Alario	67	2023	Mr. Alario has been a director of the Company since May 2014 and has served as the Company’s Chairman of the Board since April 2021. Mr. Alario served as Interim Chief Executive Officer of the Company from November 2019 until June 2020, and as Executive Vice Chairman on an interim, short-term basis from June 2020 until October 2020. Mr. Alario served as Chief Executive Officer and director of Key Energy Services, Inc., a provider of oilfield services, from 2004 until his retirement in March 2016. Prior to joining Key Energy Services, Mr. Alario was employed by BJ Services Company, an oilfield services company, where he served as Vice President from 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently having served as its Executive Vice President. He is also a director of Kirby Corporation, serving as its lead director and chairman of its Environmental, Social, Governance and Nominating Committee. He formerly served as Chairman of the National Ocean Industries Association.	2014

Paul Coppinger	61	2023	Mr. Coppinger has been a director of the Company since December 2017. Mr. Coppinger has been the President of SPM Oil & Gas, a Caterpillar Company (formerly the Oil & Gas Division of the Weir Group PLC which was acquired by Caterpillar in February 2021) since 2014. From 2012 to 2014, Mr. Coppinger served as President, Pressure Pumping, for the Weir Group, and from 2011 to 2012 as President of Weir SPM. Prior to that, Mr. Coppinger was Group President of the Energy Segment of CIRCOR International, Inc. from 2001 to 2011. Mr. Coppinger is Chairman Emeritus of the Energy Workforce & Technology Council (formerly the Petroleum Equipment & Services Association) and served on its Board of Directors from 2007 to 2019.	2017

Name	Age	Expiration Date of Current Term	Biography	Year First Became Director
Rodney Eads	71	2023	Mr. Eads has been a director of the Company since May 2014. Mr. Eads has served as President of Eads Holdings, LLC, a wholly owned private investment firm since 2009. Mr. Eads provides advisory and due diligence services for numerous private equity entities, with deep expertise in Enterprise Risk Management and Crisis Management. He served as a director from 2010 to 2015 for private equity owned Nautronix UK Limited. Mr. Eads previously served as Chief Operating Officer and Executive Vice President of Pride International Inc. (NYSE) from 2006 until 2009, where he was responsible for safety, environmental, and regulatory compliance for offshore operations and South American and eastern hemisphere land assets operating in 15 countries. He also managed a public company spin-off in 2009 of Seahawk Drilling Company. He served as Senior Vice President of Worldwide Operations for Diamond Offshore Drilling Inc. (NYSE) from 1997 until 2006, with responsibility for safety, environmental, and regulatory compliance in 12 countries. From 1977 to 1997, he served in several executive and operations management positions with Exxon Corporation, primarily in international assignments spanning 11 countries, providing engineering, business planning and project analysis, and compliance for safety, environmental, and regulatory requirements. Mr. Eads has managed global workforces as large as 14,000 employees, managed operating budgets of $1B per year, and capital projects exceeding $3B.	2014

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Environmental, Social, Governance, and Nominating (formerly known as Nominating/Corporate Governance). Last year, the Board of Directors met six times and the committees met a total of 12 times. The following table sets forth the committees of the Board of Directors and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2021:

Director	Audit Committee	Compensation Committee	Environmental, Social, Governance, and Nominating Committee
David Cherechinsky (1)
Richard Alario		+	•
Terry Bonno	•		•
Galen Cobb	•
Paul Coppinger		•	+
James Crandell		•	•
Rodney Eads	+
Sonya Reed (2)		•
Number of Meetings Held in 2021	8	2	2

(+)	Denotes Chair
(1)	As Mr. Cherechinsky is an employee of the Company serving as President and Chief Executive Officer, he does not serve as a member of any board committees.
(2)	On August 11, 2021, Sonya Reed was appointed as an independent member of the Board.

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member in 2021.

Audit Committee

Messrs. Eads (Chairman), Cobb and Ms. Bonno are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with requirements of the SEC and PCAOB regarding auditor independence, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•

establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Alario (Chairman), Coppinger, Crandell and Ms. Reed are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies, and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

Messrs. Alario (Chairman), Coppinger, Crandell, Richards and Ms. Reed served on the Compensation Committee during 2021. Mr. Alario, who had previously served as Chair of the Compensation Committee prior to his appointment as interim Chief Executive Officer and as Executive Vice Chairman on an interim, short-term basis from November 2019 until October 2020, reassumed his role as Chair of the Compensation Committee in February 2021 in place of Mr. Richards. Except as disclosed herein, none of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Environmental, Social, Governance, and Nominating Committee

Messrs. Coppinger (Chairman), Alario, Crandell, and Ms. Bonno are the current members of the Environmental, Social, Governance, and Nominating Committee. All members of the Environmental, Social, Governance, and Nominating Committee are independent as defined by the applicable NYSE listing standards.

Formerly known as the Nominating/Corporate Governance Committee, the Environmental, Social, Governance, and Nominating Committee was restructured in 2021 to give more oversight at the board level to the Company’s ESG initiatives including (1) providing assistance and oversight on future sustainability reports; (2) overseeing and working with management on ESG risk assessment and managing and mitigating these risks, including risks related to climate change and other ESG related matters; and (3) overseeing and working with management to determine areas of opportunities, goal setting, and expansion in its ESG initiatives.

The Environmental, Social, Governance, and Nominating Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines;

•

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines; and

•	oversee the Company’s efforts on environmental, social, and governance (ESG) matters.

A copy of the Environmental, Social, Governance, and Nominating Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Environmental, Social, Governance, and Nominating Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Environmental, Social, Governance, and Nominating Committee are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of March 28, 2022, we had not received any formal recommendations from stockholders for potential director candidates that were approved as a nominee for director by the Company’s Environmental, Social, Governance, and Nominating Committee for submission to stockholders for election. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed herein.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness, and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations; and

•	have a range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Environmental, Social, Governance, and Nominating Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. There are currently no directorship vacancies to be filled on the Board.

Board Diversity

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represent a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill, and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry or in the broader energy or industrial markets. The Company believes the Board can benefit from different viewpoints and experiences by having a mix of members of the Board who have experience in its industry and those who may not have such experience.

Although we do not have a formal diversity policy in place for the director nomination process, the Board recognizes that diverse candidates with appropriate and relevant skills and experience contribute to the depth and diversity of perspective in the boardroom. An important factor in our Environmental, Social, Governance, and Nominating Committee’s consideration and assessment of a director candidate is the diversity of background, viewpoints, professional experience, education, gender, age, and culture – including nationality, race or ethnic background.

Further to these goals and efforts by the Board, in August 2021, the Board added a new director, Ms. Sonya Reed, which provided additional diversity both in gender and race and ethnicity to the Board.

If and when the need arises for the Company to add an additional new director to the Board, the Environmental, Social, Governance, and Nominating Committee will ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations. Accordingly, the Environmental, Social, Governance, and Nominating Committee will include candidates reflecting ethnic and gender diversity as part of the candidate search criteria.

Furthermore, the Company acknowledges that the current policies of several of its key stakeholders require a minimum number of female board members on a board. The Company will take such policies into strong consideration when considering any additional director appointments.

Director Qualifications

The Company believes that each member of its Board of Directors possess the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness, and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. In addition to the experience, qualifications, and skills of each director set forth in their biographies starting on page eight of this proxy statement, the Company also considered the following factors in determining that the board member should serve on the Board:

Mr. Alario served as the interim Chief Executive Officer of the Company from November 2019 until June 2020, as Executive Vice Chairman on an interim, short-term basis from June 2020 until October 2020, and previously served as the chief executive officer and as the chairman of another publicly traded company for 12 years. Mr. Alario has extensive experience in the oil service business, having worked in that industry for over 30 years. Mr. Alario has gained valuable board experience from his tenure as a director of Kirby Corporation, including from his service as its lead director and chairman of its Environmental, Social, Governance and Nominating Committee as well as on its audit committee. Through service in these roles, Mr. Alario has gained extensive experience in assessing the risks associated with various energy industry cycles.

Ms. Bonno provides valuable service and experience to the Audit Committee, due to her current role as Audit Chair on the Audit Committee of Kodiak Gas Services and past experience serving on the financial committee, enterprise risk management committee, and disclosure committee at Transocean Ltd. Ms. Bonno has extensive experience in the oil service industry of 36 years and a background in accounting with approximately 33 years of being a certified public accountant and experience overseeing the Sox Compliance of the Global Marketing function. Ms. Bonno’s extensive professional experience in international business development, commercial and contractual acumen, Sustainability and Enterprise Risk Management has provided her the knowledge to deal with all facets of potential risk areas and opportunities for a global energy company, and she brings that experience and perspective to the Board.

Mr. Cherechinsky has been an officer of a publicly traded company since 2014. Mr. Cherechinsky’s 33-year career with the Company includes positions of increasing importance, from business analyst, to Vice President—Corporate Controller, to Chief Financial Officer, to Chief Executive Officer. Mr. Cherechinsky has extensive experience with the Company and the oil service industry. Mr. Cherechinsky’s experience in the Company’s business and the industry, his extensive financial background, and his unparalleled knowledge of the Company make him uniquely and well qualified to serve as a director of the Company.

Mr. Cobb provides valuable service and experience to the Audit Committee, due to his over 40 years of serving in various management positions for Halliburton. Mr. Cobb has developed experience and expertise in warehouse management and distribution, international operations, especially in emerging markets, as well as marketing and business development in a large corporate environment. As a result of this extensive experience, Mr. Cobb is very familiar with the strategic and project planning processes that impact the Company’s business and continued development for growth.

Mr. Coppinger has over 35 years of experience in the petroleum equipment and service, process equipment and flow control businesses, as well as experience in the industrial markets and manufacturing, and has held various positions of increasing responsibility, including managing domestic and international operations. Mr. Coppinger has extensive operational and strategic planning experience from his long career in manufacturing and distribution. Mr. Coppinger also has extensive mergers and acquisitions experience of over 20 years on a global basis. Mr. Coppinger has dealt with all facets of potential risk areas for a global energy service company and brings that experience to the Company.

Mr. Crandell has over 30 years of experience as a Wall Street analyst focusing on oilfield services and equipment. He has held positions of increasing importance at multiple investment firms, including serving as managing director of global oilfield services equity research. Given Mr. Crandell’s extensive experience as an analyst covering the oilfield services sector, he is able to provide the Company useful and impactful information from a shareholder perspective. As such, Mr. Crandell’s experience as an analyst of the energy industry helps provide a different perspective for the Company.

Mr. Eads provides valuable service and experience to the Audit Committee, due to his MBA degree and 40 years of experience in the energy industry and in his previous roles in senior executive management where he worked to identify and mitigate risk. Mr. Eads has also been an active member of the National Association of Corporate Directors (NACD) since 2010, achieving the NACD’s Governance Fellow recognition, the highest standard of credentialing for directors and governance professionals, and recently achieved the NACD Directorship Certification. He currently serves on the Board for the Tri-Cities Chapter NACD. Mr. Eads’ significant international experience and deep expertise in health and safety/environmental/regulatory compliance; risk assessment; supply chain management; and large construction projects, together with his 12 years of experience as an executive officer of two public companies, which included SEC reporting, mergers and acquisitions evaluations and integration, pay/performance programs, and asset rationalization efforts including a public company spin-off, and private equity sales, makes him well qualified to serve as a director of the Company.

Ms. Reed has served as a chief human resources officer of two public companies since 2013. Her expertise in executive compensation, succession planning and talent management, and diversity, equity, and inclusion provide the board with significant insight on these key risk areas. Ms. Reed has developed experience and expertise in corporate communications including internal and external messaging, brand and reputation management, as well as media relations in a large corporate environment. As a result of this experience, Ms. Reed has had extensive board exposure and uses that background and knowledge to help provide a perspective on these evolving risk areas.

The following are some of the key qualifications and skills of our Board.

	Alario	Bonno	Cherechinsky	Cobb	Coppinger	Crandell	Eads	Reed
CEO/Former CEO	•		•
Financial Acumen/Expert	•	•	•	•	•		•
Operations Leadership	•		•	•	•		•
ESG Experience	•	•	•		•	•	•	•
International Exposure/Experience	•	•	•	•	•	•	•	•
Oil & Gas Industry	•	•	•	•	•	•	•	•
Technology Systems		•	•				•	•
Diversity		•						•
Strategic Planning	•	•	•	•	•	•	•	•
Background
Age	67	64	58	68	61	68	71	48
Gender	Male	Female	Male	Male	Male	Male	Male	Female
Ethnicity	White	White	White	White	White	White	White	Hispanic
Year joined Board	2014	2014	2020	2014	2017	2014	2014	2021
Other Boards	1	1	0	0	0	0	0	0
Independent	•	•		•	•	•	•	•

AUDIT COMMITTEE REPORT

Composition

The Audit Committee is currently comprised of three members: Rodney Eads, Committee Chairman, Terry Bonno, and Galen Cobb. The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Board of Directors has also determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Oversight Responsibilities

Under the Audit Committee Charter, which is available for review on the Company’s website at www.distributionnow.com, under the Investor Relations/Corporate Governance section, the Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities. In that regard, the Audit Committee’s primary purposes and functions are: (i) monitoring the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures; (ii) selecting and appointing the Company’s independent auditors, pre-approving all audit and non-audit services to be provided, consistent with all applicable laws and regulations, to the Company by the Company’s independent auditors, and establishing the fees and other compensation to be paid to the independent auditors; (iii) monitoring the independence and performance of the Company’s independent auditors and internal audit function; (iv) establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential and/or anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function, and the Board; and (v) monitoring the Company’s compliance with legal and regulatory requirements. Specifically, with respect to oversight of accounting, internal controls and disclosure matters, as well as oversight of the Company’s compliance with various legal and regulatory requirements, the Audit Committee, as appropriate, but at least on a quarterly basis, reviews all reports generated by the Company’s independently administered employee hotline and other corporate governance hotline systems. The Audit Committee also reviews, on a quarterly basis, reports from the Company’s enterprise risk management system, cybersecurity monitoring system, and ESG monitoring system, and reports to the full Board on these matters.

Notwithstanding the foregoing, it is not the Audit Committee’s duty to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) or to conduct audits. In carrying out its duties, the Audit Committee relies on the Company’s senior management, specifically senior financial management. Our Company management is responsible for establishing a system of internal controls, assessing such controls and for preparing our consolidated financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies. Our independent registered public accountants are responsible for auditing our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing their reports based on those audits. During each regularly scheduled quarterly meeting in 2021, the Audit Committee met separately in executive session with both the internal audit director and the independent audit partner, without Company’s senior management being present.

Oversight of Independent Auditor

The Audit Committee reviews in advance and pre-approves audit and non-audit services provided to the Company by the independent auditors. The Audit Committee is also directly responsible for reviewing with the independent registered public accountants the plans and scope of the audit engagement and providing an open venue of communication between management, the internal audit function, the independent registered public accountants, and the Board.

In connection with the selection and appointment of the independent auditors each year, the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent auditors and lead partner, including taking into account the opinions of management and the Company’s internal auditor. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; independence; costs of services considering scope of services as compared to independent auditor costs of similar size public companies in same industry sector; and the potential impact of changing independent auditors. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP (“EY”) as the Company’s independent auditors for 2022. EY has been the Company’s independent auditors since 2013, and the Company’s current lead partner has been engaged since 2019.

The Audit Committee and Board of Directors believe that it is in the best interests of the Company and its stockholders to continue retention of EY to serve as our independent auditors. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board of Directors request the stockholders at the Annual Meeting to ratify the appointment of the independent auditors.

2021 Audited Financial Statements

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP. Non-GAAP measures reported by management are reviewed by the Audit Committee to ensure transparency and consistency.

The Audit Committee discussed with EY, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the PCAOB, which included the identification of Critical Audit Matters.

The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communication with the Audit Committee concerning independence and has discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2021 Annual Report on Form 10-K.

Members of the Audit Committee

Rodney Eads, Committee Chairman

Terry Bonno

Galen Cobb

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2022. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young LLP will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee pre-approves services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young LLP’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2020 and 2021. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2021	2020
Audit Fees	$1,516,798	$1,517,338
Audit Related Fees (1)	$232,500	$125,000
Tax Fees	$10,691	$23,248
All Other Fees	—	—

Total	$1,759,989	$1,665,586

(1)	Consists of fees for audits of employee benefit plans and due diligence services on potential acquisitions.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy, in achieving its goals, and that they are aligned with stockholder interests and worthy of stockholder support.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Compensation Program is Closely Linked to Stockholder Value

An important and significant portion of each executive’s compensation at the Company is in the form of long-term incentive awards, which are directly linked to the Company’s performance and the creation of stockholder value. The Company’s long-term incentive awards, starting with its first annual grant in 2015, have historically consisted of: stock options, time-based restricted stock and performance-based share awards. Performance-based share awards comprise 50% of each executive’s current long-term incentive awards. We believe this mix appropriately motivates long-term performance and rewards executives for absolute gains in share price, performance against designated metrics and relative financial performance against a designated peer group.

Strong Pay-for-Performance Orientation

The Company’s annual and long-term incentive programs pay its named executive officers only if certain performance metrics (absolute and/or relative) are achieved. Thus, two of the three components of an executive’s pay at the Company are based on performance.

Compensation Program Has Appropriate Long-term Orientation

Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year vesting requirements for annual grants of restricted stock and performance-based awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus payouts: Bonus awards cannot exceed 200% of target, limiting excessive awards for short-term performance.

•	Balanced pay mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple year vesting of long-term incentives: Long-term incentive awards do not fully vest until a minimum of three years after the grant.

•

CEO Pay: CEO base salary level during 2021 was well below the competitive peer median (below the market 25th percentile) and actual total direct compensation was also below the competitive peer median.

•

Adoption of Executive and Board Stock Ownership Guidelines: Stock ownership guidelines for its executive officers and directors to better align the interests of the Company’s executive officers and directors and the Company’s stockholders by requiring executives and directors to accumulate and retain a meaningful level of the Company’s stock.

•

Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be terminated by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct.

•

COVID-19: The Company did not make any adjustments to the compensation for its named executive officers, including no adjustments to the performance metrics or targets in its compensation programs that its named executive officers participate in, as a result of the COVID-19 pandemic.

Shareholder Outreach - Say on Pay Feedback

The Company’s 2021 Say on Pay vote at the May 2021 annual meeting received approximately 95% support from our shareholders. The Compensation Committee continued to make enhancements to its compensation plan in 2021 as follows:

(1) decreased the working capital metric (i.e. lower working capital percentages indicate higher achievement by the Company) in the annual incentive awards to make achievement more challenging;

(2) added four new companies and eliminated four companies from the peer group to enhance and improve the comparisons between the Company and its peer group; and

(3) did not make any adjustments to the compensation for its named executive officers, including no adjustments to the performance metrics or targets in its compensation programs that its named executive officers participate in, as a result of the COVID-19 pandemic.

The Compensation Committee continues its efforts to ensure that the executive compensation program is optimally designed to reflect shareholder values, enhances the link between executive pay and company performance, responds to changing market practices and retains effective leaders who have a significant understanding of our business, particularly during a cyclical economic environment.

Shareholder Resolution

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent and is highly sensitive to Company performance. The Company believes its program will deliver reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2022 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2021 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

CORPORATE GOVERNANCE

NOW’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the independent Chairman of the Board and the Chief Executive Officer, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to the Secretary of the Company at the address listed herein.

Highlights

We maintain a strong and proactive approach to corporate governance, as follows:

•	Active Board and committees of the Board providing oversight of areas of risk to the Company;

•	Independent Chairman of the Board serving as the lead director;

•	Independent committee chairs and members;

•	Stock Ownership Guidelines for Executive Officers and Directors;

•	Clawback policy to recover executive compensation;

•	Annual Board and committee self-evaluations and assessments;

•	Board engagement with Chief Executive Officer over Management Succession Planning;

•	Declassified Board resolution passed in 2020 with a staggered three year rollout with one-year director terms for all directors beginning in 2023; and

•	Directors meet in executive sessions without management present.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. In February 2022, as a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Richard Alario, Terry Bonno, Galen Cobb, Paul Coppinger, James Crandell, Rodney Eads, and Sonya Reed. In making these independence determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant.

Board Leadership – Independent Chairman of the Board

Currently, the roles of Chairman of the Board and Chief Executive Officer are not combined at the Company. The Company believes the current leadership structure delineates the separate roles of managers and directors. Our Chief Executive Officer sets the strategic direction for the Company, working with the Board, and providing day-to-day leadership. Our independent Chairman of the Board leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the Chief Executive Officer.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed Richard Alario as the independent Chairman of the Board (the “Independent Chair”). The Independent Chair is responsible for: (1) chairing all meetings of the Board at which the Chair is present, (2) working with the Chief Executive Officer on the scheduling of Board meetings and the preparation of agendas and materials for Board meetings, (3) defining the quality, quantity and timeliness of the flow of information between senior management and the Board, (4) approving, in consultation with the other directors, the retention of consultants who report directly to the Board, (5) developing the agenda for and presiding over the executive sessions of the Board’s non-management directors, (6) facilitating communications amongst the Chairman of the Board, the Chief Executive Officer and other members of the Board, (7) coordinating, with the Chief Executive Officer, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (8) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (9) assuming such further tasks as the independent directors may determine.

The Board holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that this structure is in the best interest of stockholders because it provides an appropriate balance between our independent Chairman’s ability to lead the Board and to provide independent objective oversight of our management, and the Chief Executive Officer’s ability to provide strategic direction for the Company and lead the Company on a day-to-day basis.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and other economic conditions. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential and/or anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, and the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements, as well as the Company’s cybersecurity risks (which the Audit Committee considers at each quarterly meeting and at other times on an as needed basis). The Company considers the Audit Committee an important part of the risk management process and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Environmental, Social, Governance and Nominating Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Environmental, Social, Governance and Nominating Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines and overseeing the Company’s ESG efforts. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. The various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee, and the Compensation Committee’s independent compensation consultant assess the Company’s compensation programs on an annual basis and have determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. On an annual basis, Company management, the Compensation Committee and the Compensation Committee’s compensation consultant will assess the Company’s executive compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risks of a material nature.

The Company’s variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted materially adverse events. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary while restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed values resulting in a fixed number of shares (i.e., targeted award value to determine number of shares).

The Company, the Compensation Committee, and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risks to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. The Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to the Secretary of the Company at the address listed herein.

Environment

We are committed to working to minimize our impact on the environment through energy management, conservation initiatives, responsible water conservation and recycling, where applicable.

Social

We strive to invest in our employees, our communities and the industries in which we operate. We engage and support many organizations and groups in the communities where we operate globally.

Governance

We are committed to and recognize the importance of good corporate governance and high ethical standards. Our Code of Business and Ethical Standards enhances our relationships with key stakeholders, including our people, customers, suppliers, other partners, shareholders and local communities across the world.

Environmental, Social and Governance Oversight and Highlights

Company management formed an Environmental, Social, and Governance (“ESG”) Committee in 2019 to oversee the creation, identification, measurement, and disclosure of sustainability performance data most relevant to the Company’s operations. This committee is comprised of representatives from various departments across the Company including members of the executive management team. The Company published its 2020 Sustainability Report in September 2021 which is available on the Company’s website at: https://www.dnow.com/company/corporate-citizenship/corporate-sustainability#aboutReport. This report is not part of or incorporated by reference into this Proxy Statement or with our other filings with the SEC.

With the oversight of the Environmental, Social, Governance, and Nominating Committee of the Board of Directors, the ESG Committee ensures that the relevant sustainability metrics and disclosures align with the Company’s strategic plan and that the results are communicated to stakeholders. The ESG Committee coordinates with Internal Audit through the Audit Committee of the Board of Directors to ensure that the disclosure of matters in financial statements and reports related to ESG are truthful and accurate.

*	The diagram above represents the working relationship between the various committees and departments playing a role in corporate governance oversight at the Company.

The Company recognizes that ESG objectives have a significant impact to its core business strategy and drive for innovative ways for the Company to increase engagement while contributing to the environmental and safety objectives of our customers. Further, the Company is focused on proactively exploring alternative and renewable markets in the event that the United States or the other countries where the Company operates impose climate change regulations on the oil and natural gas industry.

One of our Board’s primary responsibilities is overseeing and working with management on risk assessment and managing and mitigating these risks, including risks related to climate change and other ESG related matters. The Board of Directors meets with Company management at regular Board meetings and, as needed, at other times to discuss the strategy in addressing these key risks along with any other risks we may face. On at least a quarterly basis, the Board of Directors also receives specific environmental data as well as specific human management resources data for review, analysis and discussion with the Company. The Board of Directors not only provides oversight in these areas, but also provides input to the Company and assists with business strategies to improve the Company’s operations taking into consideration this data as well as factoring in other risk areas.

DNOW Business Strategy

Distribute products to both the full energy value chain and industrial sectors

Become a preferred supplier to customers through increased efficiency of supply chain and materials management solutions

Diversify customer base through more balanced energy end-markets, including renewable energy, carbon capture, utilization and storage (“CCUS”), mining, and municipal water

Invest in digitalization, such as DigitalNOW®, to disrupt the market by transitioning products through an evolving digital and more efficient infrastructure

Increase efficiency and productivity through structural transformation

Continue to drive growth through acquisitions

Our ESG Focus Areas Advance the Achievement of Our Business Strategy

Environmental	Social	Governance

Emissions Reduction Services
& Fuels Management	Workforce Diversity
	& Inclusion	Business Ethics & Payments
Transparency

Energy Management in Retail
& Distribution
Workforce Health & Safety

Opportunities for Enabling
Customer Sustainability

Management of the Legal &
Regulatory Environment

Opportunities for Serving	Data Security
Renewable Energy Markets

Sustainability

We can assist in reducing emissions of greenhouse gases in our operations by creating a more efficient supply chain. An efficient supply chain can help reduce the carbon footprint of deliveries to our distribution centers and branches and, ultimately to our customers. Use of our large centralized supercenters and regional distribution centers allow us to aggregate product across multiple suppliers and customers, which, in turn, prevents each customer from separately creating duplicative supply chains that require fuel for deliveries and resources to manage.

As a distributor, we perform minimal manufacturing operations. We do not utilize large amounts of water. Our energy inputs are primarily electricity for lighting, heating and office and warehouse equipment, natural gas for heating and gasoline for company sales and delivery vehicles. We strive to make our operations more efficient, and in turn try to work to reduce use of these resources and resulting emissions. We have recycling programs to try and reduce waste from used cardboard, office paper and other recyclables. However, recycling programs are sometimes limited by the unavailability of users, haulers or purchasers for recyclable materials at reasonable costs.

We are a distributor of products that contain and control the movement of gases and fluids in an efficient and sustainable manner. The products we sell are designed by the manufacturers of those products to prevent and minimize accidental leaks of hydrocarbons. Additionally, we offer product lines that further aid in the mitigation of environmental impact. Examples of such products include: domestically produced goods; low emission rated valves; steel piping products produced from recycled scrap; glass reinforced epoxy piping systems; vapor recovery units that capture volatile organic compounds in an effort to limit and reduce emissions to the atmosphere; produced water transfer and water injection packages that environmentally dispose of produced water; and pipe produced using wind power, recycled water, and wood pellet inputs.

Social

We are committed to advancing an inclusive environment where diversity is appreciated and encouraged, and all employees have a sense of belonging throughout our organization. We recognize the opportunity to drive diversity in our workforce through talent acquisition and retention because we know that one of our greatest strengths is the diverse and different perspectives of our team members. We recognize that having a team with a broad range of experience, cultural characteristics and varying perspectives fortifies our brand.

In addition, by directly engaging people in the communities we serve, we create a transparent dialogue to try to listen and learn from alternative views in how we conduct our business. We have also implemented our DNOW Lights program to service the communities we serve through volunteering and fundraising efforts for various charities.

Shareholder Engagement

Following our 2021 annual meeting, we reached out to our top institutional investors representing over 60% of total ownership of the Company to discuss our updates on Board composition and ESG related matters and to receive any feedback on those items as well as executive compensation, amongst other topics. As a result of this outreach, we had direct discussions with two of our top shareholders representing approximately 27% of our stock ownership and gained positive feedback from those conversations. We also discussed how Board diversity and ESG oversight from the Board would continue to be a focus for our Company moving forward.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-866-880-2773. This procedure is described on the Company’s website, www.distributionnow.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed care of the Secretary of the Company at the address listed herein. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2021, all members of the Board were in attendance at the annual meeting.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On May 26, 2021, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 17, 2022, the Company filed its 2021 Annual Report on Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position	Biography
David Cherechinsky	58	President and Chief Executive Officer	Mr. Cherechinsky has served as President and Chief Executive Officer and been a director of the Company since June 2020. Prior to serving as President and Chief Executive Officer, Mr. Cherechinsky served as the Company’s Senior Vice President and Chief Financial Officer from February 2018 until June 2020. Mr. Cherechinsky previously served as Vice President, Corporate Controller and Chief Accounting Officer from February 2014 until February 2018. Mr. Cherechinsky served as Vice President—Finance for NOV’s distribution business group from 2003, and as Vice President—Finance for NOV’s Distribution & Transmission business segment from 2011, until the Company’s spin-off in May 2014. He previously served NOV starting in 1989 in various corporate roles, including internal auditor, credit management and business analyst, and is a CPA.

Mark Johnson	40	Senior Vice President and Chief Financial Officer	Mr. Johnson has served as the Company’s Senior Vice President and Chief Financial Officer since June 2020. Mr. Johnson previously served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer from February 2018 until June 2020. Mr. Johnson also served as the Company’s Vice President – Finance and Assistant Corporate Controller from May 2014 until February 2018. Mr. Johnson served as Vice President – Finance for the NOV Distribution business group from 2012 until the Company’s spin-off in May 2014. Before joining NOV in 2008, he worked in public accounting and is a CPA.

Raymond Chang	51	Vice President, General Counsel and Secretary	Mr. Chang has served as the Company’s Vice President and General Counsel since February 2014. Mr. Chang served as NOV’s Vice President, Assistant General Counsel and Assistant Secretary from 2009 until the Company’s spin-off in May 2014. He previously served NOV starting in 2001 in various positions within its legal department. Prior to joining NOV, he was an associate at the law firm of Baker & McKenzie from 1997 until 2001.

Name	Age	Position	Biography
Kelly Munson	37	Chief Administrative and Information Officer	Ms. Munson has served as the Company’s Chief Administrative and Information Officer since March 2020. Prior to this role, she served as the Company’s Director of Organizational Development and Human Resources responsible for global HR and Organization Development, Human Resource Information Systems and Recruiting. Ms. Munson has been with the Company and its predecessor since 2009 and has held progressively increasing roles in employee training and development, organization development, talent management and leadership development. Ms. Munson is a member of the Energy Workforce & Technology Council (formerly the Petroleum Equipment and Services Association) HR committee and Diversity and Inclusion Program committee and was a past member of its Emerging Leaders committee.

Rocio Surratt	46	Vice President – Finance and Corporate Controller	Ms. Surratt has served as the Company’s Vice President Finance and Corporate Controller since July 2020. Ms. Surratt also served as the Company’s Vice President of Finance from May 2014 until September 2018. Ms. Surratt served as Director – Finance for the NOV Distribution business group from 2012 until the Company’s spin-off in May 2014, and as International Controller from 2007 to 2012. Before joining NOV in 2007, she worked in public accounting.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2021. The number and percentage of shares of common stock beneficially owned is based on 109,951,610 shares outstanding as of December 31, 2021.

5% Owners	No. of Shares	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	17,477,447	15.90%
The Vanguard Group (2) 100 Vanguard Blvd. Malvem, PA 19355	12,259,219	11.15%

(1)

Shares owned at December 31, 2021, as reflected in Amendment No. 8 to Schedule 13G filed with the SEC on January 26, 2022, by BlackRock, Inc. (“BlackRock”). Within the BlackRock group are the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd

(2)	Shares owned at December 31, 2021, as reflected in Amendment No. 7 to Schedule 13G filed with the SEC on February 10, 2022, by The Vanguard Group.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 28, 2022 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 111,850,667 shares outstanding as of March 28, 2022. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of March 28, 2022 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his/her spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Richard Alario	211,766	0	*
Terry Bonno	69,728	0	*
Raymond Chang	198,722	272,824	*
David Cherechinsky	403,534	331,885	*
Galen Cobb	67,328	0	*
Paul Coppinger	49,766	0	*
James Crandell	72,328	0	*
Rodney Eads	72,592	0	*
Mark Johnson	87,003	118,301	*
Kelly Munson	51,664	52,922	*
Sonya Reed	15,094	0	*
Rocio Surratt	19,086	4,181	*
All current directors and executive officers as a group (12 persons)	1,318,611	780,113	1.9%

*	Less than 1 percent.

(1)	Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

NOW Inc.’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of the companies in its designated peer group as described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.

Major components of the executive compensation program for 2021 were base salary, participation in the Company’s annual cash incentive (bonus) plan and the grant of non-qualified stock options, restricted stock, and performance-based restricted stock awards (long-term incentives).

Participants

The following is a list of our named executive officers by name and position, as of December 31, 2021:

Name	Position
David Cherechinsky	President and Chief Executive Officer
Mark Johnson	Senior Vice President and Chief Financial Officer
Raymond Chang	Vice President, General Counsel and Secretary
Kelly Munson	Chief Administrative and Information Officer
Rocio Surratt	Vice President – Finance and Corporate Controller

DNOW Strategy to Unlock Value

1) Deliver Margin Discipline

•  Using pricing discipline and leveraging technology in e-commerce efforts

•  Optimizing distribution network and product mix

•  Growing with strategic suppliers by signing MRO agreements

•  Continuing to tightly manage expenses

2) Optimize Operations

•  Scale size and number of locations to match market opportunity and build a centralized fulfillment model

•  Maximize regional distribution centers for stock fulfillment strategy

•  Invest in, train, and develop our human capital

•  Cost transformation to align to market demand and preserve our balance sheet

3) Maximize Working Capital Velocity

•  Invest in organic and inorganic growth

•  Focus capital on high value-add Supply Chain Solutions and Process Solutions

•  Leverage inventory investment by optimizing DOI

•  Allocate capital to high value-add product lines

•  Continue to conservatively manage debt and increase cash position

4) Drive Growth Through Acquisitions

•  Highly selective in evaluating targets in the current environment

•  Leverage acquired product lines to gain organic share

•  Promote cross-selling into Energy operations at higher margins

•  Seek high value-add products and solutions

•  Increase barriers to entry

•  Divestment of non-core and unprofitable businesses

2021 Performance Overview

In 2021, the Company had the following highlights:

•	Revenue in 2021 of $1.632 billion;

•	EBITDA of $45 million in 2021, an increase of $92 million year over year;

•	Cash position of $313 million, zero debt, and a five-year extension to our $500 million global revolving credit facility with potential to further increase the credit facility to $750 million;

•	Record net working capital of 12.28% at the end of 2021;

•	Acquiring Flex Flow Services to actively leverage M&A to deliver complimentary growth to our existing businesses;

•	Implemented our DNOW Lights program to service the communities we serve through volunteering and fundraising efforts for various charities;

•	Fulfilled orders for equipment that help reduce customer’s greenhouse gas emissions tied directly to their ESG emission targets; and

•	Hired a Director of Diversity, Equity, and Inclusion (DEI) and created an internal Company DEI Council to help create and establish a more inclusive work environment and diverse employee base.

Market conditions fluctuated in 2021 as countries and their citizens continued to deal with the COVID-19 pandemic and the spread of new variants. As people began to resume work commutes, travel, and pre-pandemic activities, we saw increases in the price of domestic and foreign oil. Continuing into 2022, levels of uncertainty still exist concerning the duration of the COVID-19 pandemic, but domestic and foreign oil prices have responded favorably in the last several months leading up to the date of this report. Amid these changing dynamics, the Company continues to optimize operations, advance strategic goals and manage the Company effectively based on market conditions. We have seen and experienced the benefits of the significant cost transformation we began in 2020 by becoming profitable on lower revenue volume and growing our gross margins to unprecedented levels. The Company believes it is in a solid position to weather any challenging market conditions, given that we have achieved three straight profitable quarters, have a cash balance of $313 million and no debt, and have talented employees guiding our Company not only for success today, but also for generations to come.

COVID-19

The COVID-19 pandemic has adversely affected the global economy, disrupted global supply chains and created significant volatility in the financial markets. In addition, the pandemic has resulted in travel restrictions, business closures and quarantining and other restrictions on movement in many communities. As a result, there was a significant reduction in demand for crude oil, natural gas and natural gas liquids.

Uncertainty still exists concerning the duration of the COVID-19 pandemic, new potential variants and their effects, the benefits of vaccines, and the overall impact on the economy and global oil and gas demand. The Company has been able to stay open for business throughout the pandemic as its employees qualify as essential critical infrastructure workers. The Company has implemented workplace restrictions in our offices and work sites for health and safety reasons, including guidance for our employees to work remotely if able. We continue to monitor national, state and local government directives where we have operations or offices. Further, we will continue to optimize our operations, advance our strategic goals and manage the Company based on market conditions.

The Company did not make any adjustments to the compensation for its named executive officers, including no adjustments to the performance metrics or targets in its compensation programs that its named executive officers participate in, as a result of the COVID-19 pandemic.

Compensation Program Features

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do	What We Do Not Do

☑ Pay for Performance	☒ No gross-up payments to cover excise taxes or perquisites

☑ Long-term incentives linked to stock price appreciation and company financial performance	☒ No Guaranteed Annual or Multi-Year Bonuses

☑ Annual Cash Incentive and Long-Term Incentives are subject to the Company’s clawback policy	☒ No Repricing of Underwater Stock Options

☑ Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒ No significant compensation in the form of perquisites for executives

☑ Long-term incentive awards do not fully vest until a minimum of three years after the grant	☒ No pledging of our shares by executive officers or directors

☑ Varied performance metrics under short-term and long-term incentive plans

☑ Double Trigger Provisions for Change in Control

☑ Independent Compensation Consultant Reports Directly to the Compensation Committee

☑ Fully independent Compensation Committee

☑ Benchmark pay relative to the market and review the designated peer group used for market benchmarking on an annual basis

☑ Robust Stock Ownership Guidelines for Executives and Directors

☑ Mitigate Undue Risk in Compensation Programs

Shareholder Outreach—Say on Pay Feedback

The Company’s 2021 Say on Pay vote at the May 2021 annual meeting received approximately 95% support from our shareholders.

The Compensation Committee believes that it has built a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. The Compensation Committee continues its efforts to annually get shareholder feedback to ensure that the executive compensation program is optimally designed to reflect shareholder values, enhances the link between executive pay and company performance, responds to changing market practices and retains effective leaders who have a significant understanding of our business, particularly during a cyclical economic environment.

Following our 2021 annual meeting, we reached out to our top institutional investors representing over 60% of total ownership of the Company to receive any feedback they may have on any topics, including executive compensation. As a result of this outreach, we had direct discussions with two of our top shareholders representing approximately 27% of our stock ownership and gained positive feedback from those conversations. These shareholders did not convey any issues or concerns over the Company’s executive compensation program.

Key Compensation Actions and Decisions

The key features of our long-term incentive compensation program for 2021 awards and enhanced disclosure of our short-term incentive compensation program are set forth below and are described in further detail in the Components of Compensation sections and Recent Developments below.

What We Have Heard From Investors	Changes We Have Made
Disclose performance metric targets for the annual short-term incentive plan	We have provided the specific performance metric targets for our annual short-term incentive plan, along with detail as to how these metrics were determined and set, thereby enhancing our disclosure on our annual short-term incentive plan. For more information, see our discussion under “Components of Compensation—Annual Incentive Award”.

Long-term incentive award program needs to have more weighting on performance-based vehicles and metrics	The performance-based share awards comprise 50% of the long-term incentive award program for the Company’s executives. For more information, see our discussion under “Components of Compensation—Long-Term Incentive Compensation”.

Greater reliance on performance-based measures relative to a peer group, such as total shareholder return	In the performance-based share awards, total shareholder return relative to the peer group is 50% of the performance-based share awards. For more information, see our discussion under “Components of Compensation—Long-Term Incentive Compensation”.

Avoid duplication between metrics used for the short-term incentive program and the long-term incentive program	EBITDA(1) and working capital were previously the two measures used in both the short-term incentive program and the long-term incentive program. Beginning in 2019, in the long-term incentive program, we have removed working capital as a measure and replaced it with return on capital employed (ROCE). The EBITDA metric was generally considered by our shareholders to be the most important financial metric for the Company’s performance to be measured by, which is why it remained as a performance measure in both the short-term incentive program and the long-term incentive program (though the weighting of the EBITDA metric was reduced in the long-term incentive program). For more information, see our discussion under “Components of Compensation—Long-Term Incentive Compensation”.

Review the compensation peer group to confirm operational alignment and appropriate size	Annual evaluation which this year led to the addition of four companies to our peer group and elimination of four companies based on qualitative and quantitative similarity. The TSR peer group was modified in the same manner as well. For more information, see our discussion under “Competitive Positioning”.

(1)	EBITDA excluding other costs (referred to as “EBITDA” within this document) is reconciled in our 2021 10-K to the most comparable GAAP financial measure.

In addition to engaging with our shareholders, we also engaged with members from ISS and Glass Lewis to gain clarity on matters they highlighted in their reports to investors. During these engagements, which we began in 2018, we received clarification on how they evaluated our past proxy disclosures and how they intend to evaluate our future proxy disclosures.

We believe that our continued outreach with shareholders and annual review on market standards show compensation practices which are appropriate and in line for a company of our size and stage of growth. We intend to continue engaging with our shareholders and reviewing our compensation and governance practices in the future.

Compensation Philosophy

The Company believes that compensation should be directly linked to performance and the creation of long-term value for our stockholders. The Company achieves this by providing a mix of base salary with short-term and long-term incentives ensuring that compensation opportunities are measured by a variety of time-based targets to balance both our near-term and long-term strategic goals.

The Company’s compensation program places a very strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives of the Company are incentivized to increase the Company’s profitability and stockholder return and to optimize the Company’s financial performance in order to earn a major portion of their compensation package.

The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance their focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies. To reinforce the importance of balancing these perspectives, the Company’s executives are provided both short and long-term incentives.

Components of NOW’s Compensation Program

Total Compensation
	Components of Compensation	Purpose

Fixed Pay	Base Salary	• Fixed level of compensation to attract and retain executive talent • Salary level based on tenure, expertise, scope of responsibility and individual performance

Performance Pay	Annual Incentives (Cash)	• Incentivize and reward executives for achieving the Company’s profitability goals • Encourage prudent deployment of capital • Attract, motivate, and retain high quality management talent

Performance Pay	Performance Shares

•  Recognizes the Company’s total shareholder performance relative to industry peers

•  Encourage positive financial results on the income statement and balance sheet

•  Links the Company’s performance to long-term stockholder value creation

•  Provides a long-term incentive vehicle tied to a three-year performance goal

“At Risk” Pay	Restricted Stock	• Aligns interests of executives with shareholders by providing long-term stock ownership • Requires three-year cliff vesting, thus serves as a retention tool

There were no compensation policy differences among the individual executives in 2021, except that the more senior officers, such as the Chief Executive Officer, received higher compensation consistent with their increased responsibilities. These differences are reviewed and considered regularly by the Compensation Committee in connection with the compensation analysis performed by its independent consultant.

Compensation of the Chief Executive Officer

The Compensation Committee determines the compensation of the Chief Executive Officer based on competitive peer group data, leadership, meeting operational goals, executing the Company’s business plan, tenure and years of experience, and achieving certain financial results. Components of the Chief Executive Officer’s compensation for 2021 are consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan, as well as the grant of restricted stock and performance share awards.

Through its annual evaluation of the Chief Executive Officer’s base salary level, the Compensation Committee reviews the compensation level of Chief Executive Officers of each of the companies in the designated peer group and considers the Chief Executive Officer’s individual performance and success in achieving the Company’s strategic objectives.

The Compensation Committee establishes goals and objectives for the Chief Executive Officer for each fiscal year. For 2022, Mr. Cherechinsky’s performance as Chief Executive Officer will be measured in three key areas of the Company that align with DNOW’s strategic goals: (1) forecasting and communication, (2) operational and financial performance, and (3) management development and succession planning. The specific goals within these three areas were set based on a determination of prioritizing the Chief Executive Officer’s efforts on those specific areas and responsibilities that would have the greatest impact on the Company, and included the following:

•	grow market share, achieve relevant annual milestones, expand end-market diversification, rationalize expenses and maintain sufficient liquidity to support growth;

•	manage the M&A process to yield acquisitions that add materially to the return profile;

•

invest in digital transformation; redefine sales strategy to adapt to today’s market and forecasted customer needs, including their focus on clean energy, and accelerate progress towards a successful DNOW Energy Transition;

•	emphasize focus on employee engagement and development efforts; and

•	enrich diversity, equity and inclusion, integral to the culture of the Company and embed in its recruiting, talent development and succession planning processes.

Competitive Positioning

Because of the goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as competitive with the marketplace, to incentivize its executives in the manner stated above. The Company believes it is also important that executive compensation be properly designed to attract and retain talented executives.

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its named executive officers against the median compensation provided to comparable executive officers at companies in a designated peer group. When analyzing peer group data, the Compensation Committee does not establish a specific numeric range around the median data points, which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels.

In September 2021, the Compensation Committee requested that its independent compensation consultant NFP Compensation Consulting (“NFPCC”), formerly known as Longnecker & Associates, review its designated peer group against which the Company’s named executive officers’ compensation is compared and provide recommendations on the ongoing peer group framework. The designated peer group is comprised of companies of similar size, companies in the equipment and services industry with an emphasis on serving the energy industry, and companies in the peer group of its closest competitors, as well as companies for which the Company competes for management talent.

After reviewing the peer group and NFPCC’s analysis and recommendations, the Compensation Committee approved the following peer group of 16 companies to form the Company’s current designated peer group:

Applied Industrial Technologies, Inc.	H&E Equipment Services	MSC Industrial Direct Co. Inc.
DXP Enterprises, Inc.	Kaman Corp.	NexTier Oilfield Solutions
Exterran Corporation	Kennametal, Inc.	Oceaneering International, Inc.
Flowserve Corp.	Kirby Corporation	RPC, Inc.
Global Industrial Company	Liberty Oilfield Services
GMS Inc.	MRC Global Inc.

The Compensation Committee recognized that the designated peer group was within reasonable size parameters (generally 0.5 times to 3 times the Company’s revenues, assets, EBITDA and/or market capitalization) and were generally similar to the Company in terms of industry and/or operations.

In 2021, four previous peer companies were removed due to those peer companies being outside of the reasonable size parameters, while four new peer companies were added to the peer group (that met the reasonable size parameters as discussed above and had some general similarity in business industry and/or operations to the Company). The Company was near the 50th percentile median of the designated peer group above in terms of revenue.

Separately, the Compensation Committee engaged NFPCC in September 2021 to conduct its annual competitive review of executive compensation for the Company’s named executive officers relative to its peer companies, as well as to analyze internal pay equity based on the peer group approved by the Compensation Committee. NFPCC analyzed and compared each position’s responsibilities and job title to develop competitive market data. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses (realizable), and equity compensation (realizable). NFPCC generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

Based on the compiled data and the comparisons prepared by NFPCC, the Compensation Committee, in consultation with the Company and NFPCC, determined that the total direct compensation for the Company’s named executive officers relative to the designated peer group was generally positioned between the 25th percentile and 50th percentile range of the peer group.

Components of Compensation

The following describes the elements of the Company’s compensation program for the Company’s named executive officers for 2021, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salaries provide executives with a fixed level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including tenure, individual performance, level and scope of responsibility. The Company does not give specific weights to these factors. The Compensation Committee determines median base salary levels by having NFPCC conduct a comprehensive review of information provided in proxy statements filed by the Company’s peer companies. Generally, each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, the Company’s financial position and, for each executive other than the Chief Executive Officer, the recommendations of our Chief Executive Officer. The Compensation Committee only establishes specific individual goals for the Company’s Chief Executive Officer (see “Compensation of the Chief Executive Officer” above for a discussion of the Chief Executive Officer’s goals for 2022). The Compensation Committee’s analysis of the individual performance of any particular named executive officer is subjective in nature and takes into account the recommendations of the Chief Executive Officer (other than with respect to his own salary). As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.

After NFPCC conducted its annual review and analysis of executive compensation in November 2017, the Compensation Committee agreed starting in 2018 to staged increases in base salary pay over a three-year period for its then named executive officers to align with market median levels (“Three Year Base Pay Plan”). These base salary adjustments were the result of the Compensation Committee approving the Three Year Base Pay Plan, as a result of their following findings:

(1) the Company’s executives were generally aligned between the market 25th percentile and the market 50th percentile,

(2) market conditions had improved and the Company’s performance had improved as well, and

(3) the Company’s executive officers had not had any base salary adjustments for three years.

The Three Year Base Pay Plan was designed to address the above concerns, taking into further consideration that the executives’ base salary levels had remained below median levels since the Company was spun-off in 2014, and the implementation of this new plan was designed to bring executive compensation closer to the market 50th percentile over a three year period.

In November 2019, NFPCC reviewed executive base salaries with the Compensation Committee relative to the peer group and determined that the Three Year Base Pay Plan was still supported by market data. However, given that market conditions stabilized in 2019 and projections for market conditions in 2020 appeared to be challenging, Company management requested that the Compensation Committee suspend the previously approved Three Year Base Pay Plan and maintain each executive’s base salary at current levels despite the Three Year Base Pay Plan being fully supported by market data.

On June 1, 2020, in connection with his promotion and appointment as President and Chief Executive Officer, the Compensation Committee, following consultation with NFPCC, increased David Cherechinsky’s annual base salary from $425,000 to $650,000. The Compensation Committee also increased Mark Johnson’s base salary from $243,000 to $385,000 with his promotion to Senior Vice President and Chief Financial Officer. These changes in base salary were approved as a result of such executive’s new positions at the Company and their new responsibilities. While each of these new base salaries was near or below the 25th percentile of comparable salaries offered by the Company’s industry peers, the Compensation Committee found that alignment near or below the 25th percentile was reasonable since Mr. Cherechinsky and Mr. Johnson were in the first year of their positions. The Compensation Committee agreed to evaluate their performance in these new roles, and as Mr. Cherechinsky and Mr. Johnson successfully grew into their new roles, their base salary compensation could be adjusted over the next few years towards the market 50th percentile.

In November 2020, the Compensation Committee conducted its annual review with NFPCC of the base salaries of the named executive officers and determined that the Three Year Base Pay Plan was still supported by market data. However, given that market conditions had deteriorated in 2020 due to industry decline which was exacerbated by COVID-19, the Company and the Compensation Committee agreed to keep base salaries for the named executive officers unchanged.

In November 2021, the Compensation Committee conducted its annual review with NFPCC who noted that base salary pay was below the market 25th percentile range for all of the Company’s named executive officers (including the Chief Executive Officer and Chief Financial Officer positions), except for one executive officer position. NFPCC discussed its recommendation to align base salary pay for the Company executives to the market 50th percentile range over a three-year period as the Company had done in the past. However, there was concern of extending continued below market base salary pay for its executive officers over such an extended period. As a result of the Company having suspended base salary alignment efforts previously, as well as the low level of base salary pay relative to their peers (below the market 25th percentile), the Compensation Committee decided to take a more proactive approach to align base salary levels to the market 50th percentile range over a two-year period by instituting the following base salary adjustments effective January 1, 2022.

Accordingly, the Company’s named executive officers had the following base salaries at the end of 2021 with the following base salary adjustments beginning in 2022:

Name	2021 Base Salary	2022 Base Salary
David Cherechinsky	$650,000	$800,000
Mark Johnson	$385,000	$450,000
Raymond Chang	$412,000	$440,000
Kelly Munson	$225,000	$315,000
Rocio Surratt	$160,000	$225,000

The Compensation Committee’s adjustments not only helped align base salary pay for its executive officers above the market 25th percentile range to move them closer to the market 50th percentile range, but were further supported, despite continued challenges in the marketplace throughout a majority of 2021, by the Company’s positive financial performance in 2021 and outlook heading into 2022. Even given the level of base salary adjustment in 2022 for the Chief Executive Officer position, the new base salary for that position still placed closer to the market 25th percentile than the market 50th percentile.

Annual Incentive Award

The objectives of the Company’s annual cash incentive plan are to incentivize performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, encourage efficient and optimal cash flow management, and provide competitive compensation packages to attract and retain management talent.

The Company’s annual incentive plan is designed to reward its employees in line with the financial performance of the Company on an annual basis. Almost all corporate exempt employees of the Company, including executive officers, were eligible to participate in the Company’s annual incentive plan in 2021, aligning a portion of each employee’s cash compensation with the Company’s performance. When the Company is achieving strong financial results, its executives will be rewarded well through its annual incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve strong results.

The Company’s annual incentive plan has two independent, pre-determined metrics to measure the Company’s success and payouts under such plan: (1) working capital as a percentage of revenue (“Working Capital”) and (2) EBITDA percentage (“EBITDA”). These metrics were chosen to align management’s incentives with DNOW’s strategic goals, which have been extensively communicated to DNOW’s shareholders. Working capital is defined as current assets (excluding cash) less current liabilities (excluding short-term borrowings). EBITDA means earnings before interest, taxes, depreciation and amortization. EBITDA excluding other costs (referred to as “EBITDA” within this document) is reconciled in the

Company’s 2021 Form 10-K to the most comparable GAAP financial measure. This financial measure excludes the impact of certain other amounts and is not calculated in accordance with GAAP. Our shareholders consider both of these metrics to be very important to them in judging the Company’s overall performance.

Metric	Alignment with strategy
Working capital	Working capital is directly aligned with DNOW’s strategic approach to capital allocation. This metric incentivizes executive officers to focus on DNOW’s liquidity, operational efficiency and short-term financial health.

EBITDA	EBITDA is directly aligned with DNOW’s strategic goal to optimize operations. This metric incentivizes executive officers to focus on DNOW’s core operations and overall health of our business.

Each participant is assigned a target level percentage bonus (target incentive opportunity) which ranges from 5% to 100% of salary, depending on the level of the participant. There are three performance result levels of the percentage bonuses set under the incentive plan for each of the two performance level metrics – entry (50%), target (100%) and maximum (200%) (the “performance metric result”). Entry level is the “minimum” level of EBITDA and Working Capital for which the Company provides an annual incentive payout.

The table below sets forth the different payout levels for the entry/threshold level, target level, and maximum level achievements for the EBITDA and Working Capital metrics:

Performance Levels for EBITDA and Working Capital	Payout Level
Below Entry/Threshold	No Payout
Entry/Threshold	50% of Target Payout
Target	100% of Target Payout
Maximum	200% of Target Payout

If the Company’s EBITDA is less than the entry level threshold, then there is no payout in that fiscal year for the EBITDA portion of the annual incentive. If the Company’s Working Capital is less than the entry level threshold, then there is no payout in that fiscal year for the Working Capital portion of the annual incentive. Results falling between the stated thresholds of entry, target and maximum will result in an interpolated, or sliding scale payout. Effective February 2020, the Company added a threshold condition that would have to be achieved before any bonus payout would be payable under either performance metric, namely that the Company needed to achieve at least the Company’s entry level EBITDA.

For 2021, the chief executive officer’s participation level was 100% and the other executive officers’ participation levels were between 65-80%. These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance.

A summary of the executive officer’s participation level is below:

Name	Participation Level (% of Base Salary)	Entry	Target	Maximum
David Cherechinsky	100%	50%	100%	200%
Mark Johnson	80%	50%	100%	200%
Raymond Chang	80%	50%	100%	200%
Kelly Munson	80%	50%	100%	200%
Rocio Surratt	65%	50%	100%	200%

The Compensation Committee believes the use of two separate metrics, EBITDA and Working Capital, as the designated performance objectives under the annual incentive plan best align the interests of the Company’s stockholders and the Company’s executive officers. The “target” objective is set based on the Company’s operating and financial plan for that given year, which is thoroughly prepared and reviewed by the Company each year based on projected industry market conditions for that year and the operating budgets announced by companies in the industry. This plan and the “target” objective are fully reviewed and vetted by the Compensation Committee as well as the Company’s Board of Directors. The “target” objective is thus set at a level that the Company believes is challenging to meet but achievable if the Company properly and efficiently executes its operational plan and market conditions are positive and favorable during the year.

The “minimum” and “maximum” level of EBITDA and Working Capital under the incentive plan are set based off of the “target” objective. The Compensation Committee believes this objective, formulaic measure allows the “minimum” objective to be set at a level that the Company can achieve even if market conditions are not as favorable. The “minimum” objective serves to motivate the Company’s executives to continue to work towards executing the Company’s operational plan if market conditions, which are generally outside the control of the Company, are not as favorable. The Compensation Committee believes this objective, formulaic measure allows the “maximum” objective to be set at a level that would be extremely challenging for the Company to achieve. The Compensation Committee believes that, for the “maximum” objective to be achieved, a combination of market conditions being much more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.

Depending on prevailing and forecasted market conditions from year to year, the EBITDA and Working Capital metric levels (minimum, target and maximum) may be reduced from one year to the next. Any such reduction in metric levels from year to year does not mean the rigor of the annual cash incentive program has been reduced or lessened. Given that market conditions may be projected to be stronger in certain years (and performance is greater in those years) and weaker in other years (and performance is less in those years), as supported by the cyclical nature of certain of the industries the Company serves, the Compensation Committee and the Company take those factors into consideration when setting these metric levels on an annual basis to ensure, irrespective of the actual metric levels for a given year, that the Company’s annual cash incentive program maintains the same level of rigor each year in order to achieve an incentive payout.

As a result of our shareholders conveying to the Company the importance of the EBITDA metric as a the most important key metric in which they measure the Company’s financial performance, it is also used as a portion of the Company’s performance-based share awards (comprises 25% of such performance-based share awards, where such awards comprise 50% of the overall equity value provided to executives). The EBITDA metric in the annual incentive plan is measured over a one-year performance period, while the EBITDA metric in the long-term incentive plan is measured over a three-year performance period, providing some differentiation between the usage of such metric across both plans as market conditions, competition, and other factors may substantially vary over time.

In February 2021, the Compensation Committee approved the structure of the 2021 NOW Inc. Annual Incentive Plan, with a 70% weighting to the EBITDA metric and the remaining 30% weighting to the Working Capital metric. The Compensation Committee approved the greater weighting to the EBITDA metric relative to the Working Capital metric because the EBITDA metric is generally considered by our shareholders to be the most important financial metric for which the Company’s performance is measured by.

Also, as the Company has historically achieved greater success with the Working Capital metric relative to the EBITDA metric, the Compensation Committee chose to incentivize better Company performance on the EBITDA metric by having an increased weighting to the EBITDA metric. Entering 2021, in light of market uncertainty due to the ongoing negative economic effects of the COVID-19 pandemic and the slow recovery of the energy industry, the Compensation Committee set the entry level targets to a goal which they believed was potentially achievable for the Company despite the continued uncertainty with the ongoing COVID-19 pandemic, and increased the maximum target to a level which they believed would be extremely difficult for the Company to achieve in 2021 unless market conditions were more favorable than forecasted and the Company achieved greater than expected operational results. Given the significant negative impacts to the overall market in 2020, and the unprecedented uncertainty caused by the COVID-19 pandemic entering 2021, the Compensation Committee believed setting the entry level target for EBITDA at 0.0% was reasonable, especially in light of the negative performance experienced in a very difficult and unexpected market environment in 2020 and the uncertainty of the prolonged effects and duration of the COVID-19 pandemic and its impact on the economy and global oil and gas demands.

The metrics for EBITDA and Working Capital were set as follows by the Compensation Committee:

EBITDA Metric (70%)	2020 Metric	2021 Metric	WC/R Metric (30%)	2020 Metric	2021 Metric
Entry	3.0%	0.0%	Entry	23%	21.5%
Target	4.0%	0.7%	Target	21.5%	20%
Maximum	5.0%	4.5%	Maximum	20%	18.5%

	Metric	Weighting	Entry	Target	Maximum	Actual Achievement
2020	EBITDA	70%	3.0%	4.0%	5.0%	-3.5%
	WC/R	30%	23%	21.5%	20%	19.9%
2021	EBITDA	70%	0.0%	0.7%	4.5%	2.267%
	WC/R	30%	21.5%	20.0%	18.5%	12.28%

NOTE: To increase the difficulty level of achieving the working capital metric, percentages are reduced (i.e., lower working capital percentages indicate higher achievement by the Company).

Payouts are determined by metric under the Company’s annual incentive plan using the following formula:

The following examples calculate an annual incentive award payment for Mr. Cherechinsky assuming (1) the Company’s 2021 EBITDA and Working Capital were each equal to the entry level set under the incentive plan, (2) the Company’s 2021 EBITDA and Working Capital were each equal to the target set under the incentive plan, and (3) the Company’s 2021 EBITDA and Working Capital each exceeded the maximum set under the incentive plan. For the 2021 annual incentive awards, the Company added a threshold condition that the EBITDA Entry Metric must be achieved before any bonus payout would be payable under either performance metric, which is assumed for purposes of the example below.

EBITDA Metric	Base Salary	Target Incentive Opportunity	Performance Metric Weight	Performance Metric Result	Award Amount
Entry	$650,000	100%	70%	50%	$227,500
Target	$650,000	100%	70%	100%	$455,000
Maximum	$650,000	100%	70%	200%	$910,000

WC/R Metric	Base Salary	Target Incentive Opportunity	Performance Metric Weight	Performance Metric Result	Award Amount
Entry	$650,000	100%	30%	50%	$97,500
Target	$650,000	100%	30%	100%	$195,000
Maximum	$650,000	100%	30%	200%	$390,000

2021 Financial Results

Market conditions fluctuated in 2021 as countries and their citizens continued to deal with the COVID-19 pandemic and the spread of new variants. As citizens began to resume work commutes, travel, and pre-pandemic activities, we saw increases in the price of domestic and foreign oil and increases in the purchases of our products. We also were able to see the benefits of the Company’s significant cost transformation that we began in 2020 which allowed the Company to accelerate structural changes and become profitable at lower total revenues than we had historically. The Company performed between the target and maximum levels of EBITDA under its annual cash incentive plan, exceeding expectations and internal projections set at the beginning of 2021.    In addition, the Company was able to continue to effectively manage its balance sheet, achieving a cash position of $313 million with zero debt, resulting in the Company achieving better than the maximum level of Working Capital under its annual cash incentive plan.

The Company was able to achieve an above target earnout on the EBITDA metric and a maximum earnout of the Working Capital metric for 2021 resulting in a total of 158.87% of target for the annual incentive award payment.

Metric	Achievement		Achievement as a % of Target	Weighted Payout (%)
EBITDA (70%)	2.267	% (1)	141.24%	98.87%
Working Capital (30%)	12.28%		200%	60%

(1)

EBITDA % for purposes of the annual incentive plan calculation included stock-based compensation expense, which was excluded from the EBITDA % included in the Company’s Form 10-K filing for the year ended 2021.

Thus, based on the Company’s financial results in 2021, bonus payments were made to the Company’s named executive officers, as follows: David Cherechinsky—$1,032,646, Mark Johnson—$489,316, Raymond Chang—$523,631, Kelly Munson—$285,964, and Rocio Surratt—$165,223.

Name	Base Salary	Target Incentive Opportunity	Performance Metric Weight		Performance Metric Result		Award Amount		Total Award Amount
David Cherechinsky	$650,000	100%	70.00 30.00	% %	141.24 200	% %	$ $	642,646 390,000	$1,032,646
Mark Johnson	$385,000	80%	70.00 30.00	% %	141.24 200	% %	$ $	304,516 184,800	$489,316
Raymond Chang	$412,000	80%	70.00 30.00	% %	141.24 200	% %	$ $	325,871 197,760	$523,631
Kelly Munson	$225,000	80%	70.00 30.00	% %	141.24 200	% %	$ $	177,964 108,000	$285,964
Rocio Surratt	$160,000	65%	70.00 30.00	% %	141.24 200	% %	$ $	102,823 62,400	$165,223

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to profitability and optimal cash flow. This program helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s long-term incentive compensation program also serves to help the Company attract and retain management talent.

The Company historically has granted stock options, time-based restricted stock, and performance-based share awards to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives were eligible to receive stock options, restricted stock, and performance share awards annually with other key employees who were eligible to receive equity grants on a discretionary basis. Eligibility for an award does not ensure receipt of an award. As explained in more detail below, the Company decided to eliminate stock option grants from its 2022 long-term incentive compensation.

Starting with the 2019 long-term equity incentive grants to its executives, the long-term equity incentive program has been comprised of the following:

•	25% stock options,

•	25% time-based restricted stock and

•	50% performance-based share awards.

This change was to ensure that 50% of the Company’s long-term incentive awards to its executives were purely performance based from the previous allocation which was equal in stock options, time-based restricted stock, and performance-based share awards.

The goal of the stock option program was to provide a compensation program that was competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option was based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company.    As explained in more detail below, the Company decided to eliminate stock option grants from its 2022 long-term incentive compensation.

The goal of the performance-based share award program is to provide a compensation program that is also competitive within the industry while directly linking a significant portion of the executive’s compensation to the financial performance of the Company. The performance-based share awards received by the executives have value only if the Company’s designated financial performance objectives are met and exceeded. Additionally, the holder must also remain employed during the three-year period required for the award to “vest”, thus providing an additional incentive for the executive to remain employed by the Company. This at-risk component of compensation focuses executives on achieving strong financial performance for the Company over the long-term.

The goal of time-based restricted stock award grants is to serve as a key retention tool for the Company to retain its executives and key employees. The restricted stock awards will have value to the executive even if the Company’s stock price falls below the price on the date of grant, provided that the executive remains employed during the full three-year period required for the award to “vest”.

The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results, both in absolute terms and relative to its peers. The Company believes that restricted stock and performance award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business while also being used as a retention tool for its executives.

The Company’s long-term incentive compensation program is focused on employees who will have a greater impact on the direction and long-term results of the Company by virtue of their roles and responsibilities. Restricted stock award grants and performance award grants must be reviewed and approved by the Compensation Committee.

The Compensation Committee, Company management, and NFPCC each believe it is important that a portion of the equity grants include a grant based on the satisfaction of specified performance conditions to determine vesting of that particular grant. After consultation with Company management and NFPCC, the Compensation Committee established three separate performance metrics to be used for vesting of the performance share awards for executives. The Compensation Committee believed that the performance measures they established would serve to motivate the Company’s executives to deliver results aligned with the interests of Company stockholders. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date.

Starting with the 2019 long-term equity incentive grants to its executives, the performance share awards have been divided into three separate performance metrics:

•	50% with a TSR (total shareholder return) goal,

•	25% with an EBITDA goal, and

•	25% with a return on capital employed goal (ROCE).

As our shareholders view the EBITDA metric as a very key metric to measure the Company’s financial performance, it is also used as a performance metric in the Company’s annual incentive plan. The EBITDA metric in the annual incentive plan is measured over a one-year performance period, while the EBITDA metric in the long-term incentive plan is measured over a three-year performance period, providing some differentiation between the usage of such metric across both plans.

Depending on prevailing and forecasted market conditions from year to year, the EBITDA and ROCE metric levels (minimum, target and maximum) may be reduced from one year to the next. Any such reduction in metric levels from year to year does not mean the rigor of these performance measures in the performance-based share awards has been reduced or lessened. Given that market conditions may be projected to be stronger in certain years (and performance is greater in those years) and weaker in other years (and performance is less in those years), as supported by the cyclical nature of certain of the industries the Company serves, the Compensation Committee and the Company take those factors into consideration when setting these metric levels on an annual basis to ensure, irrespective of the actual metric levels for a given year, that the Company’s performance-based share award metrics maintain the same level of rigor each year in order to achieve an incentive payout.

For the 2021 performance shares awards, with respect to the EBITDA performance metric, the Compensation Committee approved the EBITDA performance metrics at 0.0%, 2.5% and 5.0% for the entry, target and maximum levels, respectively. With respect to the return on capital employed metric, the Compensation Committee approved the metrics of 1.5%, 3.0% and 5.0% for the entry, target and maximum levels, respectively. These metric targets were updated to better reflect prevailing and future expected market and business conditions during the performance period, as well as factoring in past Company results and future budgeted Company results. The setting of the “minimum (entry)”, “target” and “maximum” levels follow the same philosophy the Company uses in setting these levels under its annual cash incentive plan. For more information, see “Components of Compensation – Annual Incentive Award”.

Level	Payout %	Percentile Rank vs. Designated Peer Group	Actual EBITDA Performance	Actual Return on Capital Employed (ROCE) Performance
Maximum	200%	75th percentile or greater	5.0% or higher	5.0% or higher
Target	100%	50th percentile	2.5%	3.0%
Entry	50%	25th percentile	0.0%	1.5%
No Payout	0%	Less than 25th percentile	Less than 0.0%	Less than 1.5%

Performance against the TSR goal is determined by comparing the Company’s TSR with the TSR of members of the Company’s designated peer group for the three-year performance period. The Compensation Committee believes that the members of the Company’s designated peer group are an appropriate benchmark against which to compare the Company’s TSR performance. The above table summarizes the relationship between the Company’s TSR performance when compared with the TSR performance of the members of its designated peer group and the associated payout levels for the performance achieved for the TSR portion of the award.

Performance against the EBITDA percentage goal is determined by comparing the performance of the Company’s actual EBITDA percentage performance average for each of the three years of the performance period against the EBITDA goal set by the Compensation Committee. The above table summarizes the payout levels on the EBITDA portion of the award based on the Company’s EBITDA performance against the EBITDA goal.

Performance against the return on capital employed goal is determined by comparing the performance of the Company’s actual return on capital employed as a percent of return of capital employed average for each of the three years of the performance period against the return on capital employed goal set by the Compensation Committee. The above table summarizes the payout levels on the return on capital employed portion of the award based on the Company’s return on capital employed against the return on capital employed goal (ROCE).

Results falling between the stated thresholds of entry, target and maximum will result in an interpolated, or sliding scale payout.

The Compensation Committee implemented this performance award structure to provide for long-term incentives comparable to those awards used by the Company’s peers, such as:

•	Making award payouts based on multiple measures/metrics;

•	Encouraging long-term oversight of growth and goal accomplishments; and

•	Providing an earn-out structure with a threshold and maximum payout with varying levels of performance to incentivize performance

2019-2021 Performance Period

The performance share awards granted in 2019, vesting in 2022, were eligible to be earned based on the Company’s performance against the three separate performance metrics with 50% based off of a TSR (total shareholder return) goal, 25% off of an EBITDA goal, and 25% off of a return on capital employed goal (ROCE) goal during the three-year period from January 1, 2019 to December 31, 2021. The performance metrics set at the time of grant in 2019 and the results for each metric and the payout levels for these performance share awards, which were certified by the Compensation Committee in February 2022, are as follows:

Level	Payout %	Percentile Rank vs. Designated Peer Group	Actual EBITDA Performance	Actual Return on Capital Employed (ROCE) Performance
Maximum	200%	75th percentile or greater	4.5% or higher	9% or higher
Target	100%	50th percentile	3.5%	8%
Entry	50%	25th percentile	3.0%	7%
No Payout	0%	Less than 25th percentile	Less than 3.0%	Less than 7%

Metric	Performance Result 2019-2021	Payout%
TSR	31.2 percentile	62.4%
EBITDA	0.6%	0%
ROCE	1.6%	0%

Among the three independent metrics for the performance awards, the TSR metric exceeded the entry threshold point, resulting in a 62.4% payout. The second and third metrics, EBITDA and ROCE, did not result in any award given that DNOW fell below the minimum threshold points. As a note, these performance share awards were granted and based off of metrics set prior to the COVID-19 pandemic, which were not adjusted subsequently.

Name	Performance Awards Granted in 2019 (Target # of Shares)	Performance Awards Paid Out in 2022 (# of Shares) (1)
David Cherechinsky	27,124	8,463
Mark Johnson	10,294	3,212
Raymond Chang	20,425	6,373
Kelly Munson (2)	—	—
Rocio Surratt (2)	—	—

(1)	Represents the gross number of shares that were paid out, before deduction of shares to cover tax withholding obligations.
(2)	Ms. Munson and Ms. Surratt were not executives at the time of the 2019 grants and were thus not granted performance awards in 2019.

2021-2023 Performance Period

On February 21, 2021, the Compensation Committee approved the grant of stock options, restricted stock awards, and performance share awards to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan for the 2021-2023 performance period, as follows:

Name	Securities Underlying Options (#)	Shares of Restricted Stock (3 Years) (#)	Performance Awards (Target # of Shares)
David Cherechinsky	198,213	96,248	192,495
Mark Johnson	50,181	24,366	48,733
Raymond Chang	32,617	15,839	31,676
Kelly Munson	27,599	13,402	26,803
Rocio Surratt	12,545	6,092	12,183

The value of such awards made to the Company’s executive officers above were at or near the 50th percentile median levels relative to their peers in the designated Company peer group. For the Chief Executive Officer and the Chief Financial Officer, grants were near the 65th percentile to account for the lack of a one-time equity grant in 2020 when Mr. Cherechinsky and Mr. Johnson were promoted into the Chief Executive Officer and Chief Financial Officer roles (as is common to make such awards at the time of promotion, but were not made at the time due to market conditions), as well as to account for the base salary levels for each of their positions being below the 25th market percentile.

The exercise price of the stock options is $10.26 per share, which was the closing stock price of NOW Inc. common stock on the date of grant. The stock options have a term of seven years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant. The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant. The performance share awards can be earned by the executives only by performance against established goals set forth above and vest three years from the grant date.

2022 Annual and Long-Term Incentive Programs

On February 22, 2022, the Compensation Committee approved the terms and structure of the 2022 NOW Inc. Annual Incentive Plan, based on two component metrics consistent with the weighting of the 2021 annual incentive plan with the EBITDA metric at 70% with the remaining 30% weighting to the Working Capital metric.

With respect to the EBITDA performance metric, the Compensation Committee approved the EBITDA performance metrics at 2.75%, 4.75% and 6.75% for the minimum, target and maximum levels, respectively. The Compensation Committee believes that these EBIDTA metrics are consistent with prevailing market conditions and reasonable projections for 2022 as the Target EBITDA level would require the Company to double EBITDA year over year. The Compensation Committee also kept the threshold condition that the Entry EBITDA level be achieved by the Company in 2022 before any bonus payout would be payable under either performance metric. With respect to the working capital metric, the Compensation Committee approved making the working capital metrics more difficult by adjusting them to 20%, 16% and 12% for the minimum, target and maximum levels, respectively. The Target WC/R has been set at a challenging level that the Company has only beat once in its history and will be made more challenging to achieve in a growing market with the Maximum WC/R set at a level which the Company has never achieved.

EBITDA Metric (70%)	2022 Metric	2021 Metric	WC/R Metric (30%)	2022 Metric	2021 Metric
Entry	2.75%	0.0%	Entry	20%	21.5%
Target	4.75%	0.7%	Target	16%	20%
Maximum	6.75%	4.5%	Maximum	12%	18.5

Elimination of Stock Options From 2022 Long-Term Incentive Program

Since the Company’s inception in 2014, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Compensation Committee bore the responsibility of approving any Company stock option grants with the exercise price for the option grant being based on the Company’s closing stock price on the date of grant.

The goal of the stock option component was to provide a compensation program that was competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option was based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options would have value only if the Company’s stock price appreciates from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company.

However, in many cases, stock options can be seen as an inefficient means of attracting, retaining, and motivating a company’s executives and employees based on the variations and instability of a Company’s stock price due to reasons outside of a Company’s control and which are not indicative of a Company’s financial stability and performance. Stock options also have been discontinued by a number of the Company’s peer group members. As a result, the Compensation Committee, based on a recommendation from NFPCC, decided to eliminate stock option grants from the 2022 NOW Inc. Long-Term Incentive Plan, resulting in a split of 50% restricted stock and 50% performance share awards. The elimination of stock options does not decrease the projected compensation of the executives of the Company, but only modifies the components of the long-term equity incentive program to more directly link to the financial performance of the Company even if the Company’s stock price falls below the price on the date of grant.

2022 Long-Term Incentive Grants

On February 22, 2022, the Compensation Committee approved the terms and structure of the 2022 Long-Term Incentive grants to the Company’s executives. The terms of such grants are consistent with those described under “Long-Term Incentive Compensation” above, except as otherwise set forth below. Equity grants to the executives were deemed to be in the 50th percentile range of their peers.

The Compensation Committee approved the grant of time-based restricted stock to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan, as follows:

Name	Shares of Restricted Stock (3 Years) (#)
David Cherechinsky	155,925
Mark Johnson	36,383
Raymond Chang	36,383
Kelly Munson	25,988
Rocio Surratt	12,994

The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant.

The Compensation Committee approved the grant of performance share awards to its executive officers pursuant to the NOW Inc. Long-Term Incentive Plan, as follows:

Name	Performance Awards (Target # of Shares)
David Cherechinsky	155,925
Mark Johnson	36,383
Raymond Chang	36,383
Kelly Munson	25,988
Rocio Surratt	12,994

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three separate performance metrics: 50% with a TSR (total shareholder return) goal, 25% with an EBITDA goal, and 25% with a return on capital employed goal (ROCE). With respect to the EBITDA performance metric, the

Compensation Committee approved the EBITDA performance metrics of 2.75%, 4.75% and 6.75% for the minimum, target and maximum levels, respectively. With respect to the return on capital employed metric, the Compensation Committee approved the metrics of 4%, 5% and 6% for the minimum, target and maximum levels, respectively.

Retirement, Health and Welfare Benefits

The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, HSA and FSA, life, accident, accidental death and dismemberment and disability insurance.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the NOW Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and NOW Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company who are eligible based on guidelines established by the Company’s benefits plan administrative committee may participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary.

The Company established the 401k Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401k Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401k Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. Such contributions vest immediately. The 401k Plan offers 28 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401k Plan provides the Company’s employees the option to invest directly in the Company’s stock. The 401k Plan offers in-service withdrawals, loans and hardship distributions.

The Company established the Supplemental Plan, a non-qualified plan, to:

•

allow Supplemental Plan participants to continue saving towards retirement when employees, due to compensation and contribution ceilings established under the Internal Revenue Code, they can no longer contribute to the 401k Plan; and

•	provide Company contributions that cannot be contributed to the 401k Plan due to compensation and contribution ceilings established under the Internal Revenue Code.

Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under a Company incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under a Company incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401k Plan.

On April 1, 2020, the Company announced that it would suspend all Company contributions to the 401k and Supplemental Plans effective May 1, 2020. The Company reinstated company contributions at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary effective for the first full pay period of 2022.

U.S. Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our Chief Executive Officer and the next three highest paid executives excluding the chief financial officer (“covered employees”). Pursuant to the 2017 Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), for fiscal years beginning after December 31, 2017, the compensation of the chief financial officer is also subject to the deduction limitation. For fiscal years beginning on or before December 31, 2017, Section 162(m) excluded compensation from this limitation that qualified as “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Our stock option and performance-based share award grants have been designed to be “performance based compensation” and, for periods prior to January 1, 2018, bonus payments to our executives under the Company’s Annual Incentive Plan should also qualify as performance based and therefore be excluded from this limitation. Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) will no longer be available. As a result, for fiscal years beginning after December 31, 2017, any compensation in excess of $1,000,000 million paid to our executive officers may not be deductible. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, the Compensation Committee believes that the potential deductibility of the compensation payable under our executive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those compensation plans and arrangements for our executive officers and not the sole governing factor. For that reason, the Compensation Committee intends to structure our compensation plans and arrangements in a manner similar to the plans and arrangements in prior fiscal years, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m), in order to assure appropriate levels of total compensation for our executive officers based on the Company’s performance.

Recoupment Policy and Other Considerations

“Clawback” Policy Regarding the Adjustment or Recovery of Compensation

The Company’s Long-Term Incentive Plan allows the Compensation Committee, at its sole discretion, to terminate any award if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition or results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

Prohibition on Hedging and Pledging and Blackout Periods

The Company has a policy in place prohibiting the Company’s employees (including its executives) and directors from engaging in hedging and pledging activities with respect to the Company’s shares. The Company prohibits its employees from making any short sales of any of the Company’s shares. The Company also restricts its employees from engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the Company’s stock value. The policy also has prohibitions against the Company’s employees buying or selling puts, calls or options in respect of the Company’s shares. The Company also restricts employees from holding any shares of the Company in a margin account or pledging any Company stock as collateral.

Finally, the Company also restricts certain key employees from making any transactions during quarterly blackout periods. These periods begin the day after a fiscal quarter ends until one full day after the Company’s earnings are released or occur when an employee has material or proprietary information which could affect the Company’s stock price which has not been publicly released.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its executive officers and directors in February 2020. The Company’s stock ownership guidelines for its executive officers and directors are intended to align the interests of the Company’s executive officers and directors and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

Under the Company’s guidelines, the executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
CEO	6X
Other executive officers	3X

The Company’s executive officers must attain the applicable stock ownership level within five years of first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned directly or indirectly by the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines.

Compensation Consultant Independence

In connection with its engagement of NFPCC, the Compensation Committee considered various factors bearing upon NFPCC’s independence including, but not limited to, the amount of fees received by NFPCC from the Company as a percentage of NFPCC’s total revenue, NFPCC’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact NFPCC’s independence. After reviewing these and other factors, the Compensation Committee determined that NFPCC was independent and that its engagement did not present any conflicts of interest. NFPCC also determined that it was independent from management and confirmed this to the Compensation Committee.

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate NFPCC.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company. A copy of the Compensation Committee Charter is available on the Company’s website, www.distributionnow.com, under the Investor Relations/Corporate Governance section.

We, as the Members of the Compensation Committee, have reviewed and discussed with senior management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2022 Proxy Statement.

Members of the Compensation Committee

Richard Alario, Committee Chairman

Paul Coppinger

James Crandell

Sonya Reed

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Cherechinsky, Johnson, Chang, Munson, and Surratt

The Company entered into employment agreements on May 30, 2014 with Messrs. Cherechinsky and Chang, on February 16, 2018 with Mr. Johnson, on March 6, 2020 with Ms. Munson, and on November 12, 2021 with Ms. Surratt. The Company entered into new employment agreements on June 1, 2020 with Messrs. Cherechinsky and Johnson as a result of their new positions as President and Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively. Under the employment agreements, Messrs. Cherechinsky, Johnson, and Chang, and Ms. Munson and Surratt are provided a base salary. The agreements have a one-year term and are automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans and employee benefits as generally provided to all employees. If the employment relationship is terminated by the Company for any reason other than

•	voluntary termination;

•	termination for cause (as defined in the agreements);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive a multiplier of their then current base salary: for Mr. Cherechinsky 3 times his current base salary, for Messrs. Johnson and Chang 2.5 times their current base salaries, and for Ms. Munson and Ms. Surratt 1.5 times their current base salary. The executives are also entitled to an amount equal to the total of the employer matching contributions under the Company’s 401k Plan and Supplemental Plan as well as continued participation in the Company’s welfare and medical benefit plans. Further, any restricted stock held by the executive, not already vested, will be 100% vested.

Under the agreements, termination by Messrs. Cherechinsky, Johnson, and Chang and Ms. Munson and Ms. Surratt for “Good Reason” means:

•	a material diminution of any duties inconsistent with their current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities; or

•	a failure by the Company to comply with the terms of the agreement.

The agreements also contain restrictions on competitive activities and solicitation of our employees for two years for Mr. Cherechinsky and one year for Messrs. Johnson and Chang and Ms. Munson and Ms. Surratt following the date of termination. After any such termination of employment, the executive will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates for a period of time and will be entitled to receive outplacement services valued at not more than 15% of the executive’s base salary.

Additionally, the Company’s stock option agreements, restricted stock agreements, and performance award agreements provide for full vesting of unvested outstanding options, restricted stock, and performance awards, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change in control of the Company (a “double trigger”).

The Company’s employment agreements with its executives do not contain any “gross up” provisions for excise tax that could be imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefits provided to an executive under their employment agreement.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or change in control of the Company.

The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or change of control plans upon termination or change of control should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Cherechinsky, Mr. Johnson, Mr. Chang, Ms. Munson, and Ms. Surratt are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements. The Compensation Committee recognizes that it is not likely that the Company’s named executive officers would be retained by an acquirer in the event of a change of control. As a result, the Compensation Committee believes that a certain amount of cash compensation, along with immediate vesting of all unvested equity compensation, is an appropriate and sufficient incentive for the named executive officers to remain employed with the Company, even if a change of control were imminent. It is believed that these benefit levels should provide the Company’s named executive officers with reasonable financial security so that they could continue to make strategic decisions that benefit the future of the Company.

The amount of compensation payable to each named executive officer as of December 31, 2021 in each situation is listed in the tables below.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2021 for David Cherechinsky, the Company’s President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (3 times)	$1,950,000
Continuing medical benefits	$38,891
Retirement Contribution and Matching	$91,685
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$1,123,719
Value of Unvested Performance Awards (3)	$2,247,438
Outplacement Services (4)	$97,500

Total:	$5,549,233

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2021 of $650,000. Unvested stock options include 18,396 from 2019 grant at $15.30/share, 57,929 from 2020 grant at $9.53/share, and 198,213 from 2021 grant at $10.26/share. Unvested restricted stock includes 13,562 shares from 2019 grant, 21,773 shares from 2020 grant, and 96,248 from 2021 grant. Unvested performance share awards includes 27,124 shares from 2019 grant, 43,547 shares from 2020 grant, and 192,495 from 2021 grant. The value of unvested stock options, restricted stock and performance share awards is based on the share price of $8.54, the Company’s closing stock price on December 31, 2021.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2021. Termination by the executive for “Good Reason” means the a material diminution of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate from where he was employed as of the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Cherechinsky’s employment for cause;

•	Mr. Cherechinsky’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Cherechinsky’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Cherechinsky as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Cherechinsky (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Cherechinsky would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2021 for Mark Johnson, the Company’s Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (2.5 times)	$962,500
Continuing medical benefits	$0
Retirement Contribution and Matching	$42,873
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$322,607
Value of Unvested Performance Awards (3)	$645,231
Outplacement Services (4)	$57,750

Total:	$2,030,961

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2021, of $385,000. Unvested stock options include 6,982 options from 2019 grant at $15.30/share, 21,985 options from 2020 grant at $9.53/share, and 50,181 options from 2021 grant at $10.26/share. Unvested restricted stock includes 5,147 shares from 2019 grant, 8,263 shares from 2020 grant, and 24,366 shares from 2021 grant. Unvested performance share awards includes 10,294 shares from 2019 grant, 16,527 shares from 2020 grant, and 48,733 shares from 2021 grant. The value of unvested stock options, restricted stock and performance share awards is based on the share price of $8.54, the Company’s closing stock price on December 31, 2021.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2021. Termination by the executive for “Good Reason” means a material diminution of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate from where he was employed as of the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Johnson’s employment for cause;

•	Mr. Johnson’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Johnson’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Johnson as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Johnson (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Johnson would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2021 for Raymond Chang, the Company’s Vice President and General Counsel.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (2.5 times)	$1,030,000
Continuing medical benefits	$466,160
Retirement Contribution and Matching	$51,997
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$362,497
Value of Unvested Performance Awards (3)	$724,978
Outplacement Services (4)	$61,800

Total:	$2,697,432

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2021 of $412,000. Unvested stock options include 13,852 options from 2019 grant at $15.30/share, 43,621 options from 2020 grant at $9.53/share, and 32,617 options from 2021 grant at $10.26/share. Unvested restricted stock includes 10,212 shares from 2019 grant, 16,396 shares from 2020 grant, and 15,839 shares from 2021 grant. Unvested performance share awards includes 20,425 shares from 2019 grant, 32,791 shares from 2020 grant, and 31,676 shares from 2021 grant. The value of unvested stock options, restricted stock and performance share awards is based on the share price of $8.54, the Company’s closing stock price on December 31, 2021.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2021. Termination by the executive for “Good Reason” means a material diminution of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Chang’s employment for cause;

•	Mr. Chang’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Chang’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Chang as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Chang (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Mr. Chang would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2021 for Kelly Munson, the Company’s Chief Administrative and Information Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (1.5 times)	$337,500
Continuing medical benefits	$38,891
Retirement Contribution and Matching	$25,056
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$194,106
Value of Unvested Performance Awards (3)	$361,438
Outplacement Services (4)	$33,750

Total:	$990,741

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2021 of $225,000. Unvested stock options include 2,644 options from 2019 grant at $15.30/share, 20,985 options from 2020 grant at $9.53/share, and 27,599 options from 2021 grant at $10.26/share. Unvested restricted stock includes 1,567 shares from 2019 grant, 7,760 shares from 2020 grant, and 13,402 shares from 2021 grant. Unvested performance share awards are 15,520 shares from 2020 grant and 26,803 from 2021 grant. The value of unvested stock options, restricted stock and performance share awards is based on the share price of $8.54, the Company’s closing stock price on December 31, 2021.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2021. Termination by the executive for “Good Reason” means a material diminution of any duties inconsistent with her current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate from where she was employed as of the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Ms. Munson’s employment for cause;

•	Ms. Munson’s voluntary termination of her employment with the Company (not for “Good Reason”); or

•	Ms. Munson’s employment with the Company is terminated due to her death or disability,

no extra benefits are payable by the Company to Ms. Munson as a result of any such events, other than accrued obligations and benefits owed by the Company to Ms. Munson (such as base salary through the date of termination and her outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Ms. Munson would also be entitled to receive an amount equal to 50% of her base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2021 for Rocio Surratt, the Company’s Vice President – Finance and Corporate Controller.

Executive Benefits and Payments Upon Termination (1)	Involuntary Not for Cause Termination (2)
Base Salary (1.5 times)	$240,000
Continuing medical benefits	$0
Retirement Contribution and Matching	$15,442
Value of Unvested Stock Options	$0
Value of Unvested Restricted Stock	$52,026
Value of Unvested Performance Awards	$104,043
Outplacement Services	$24,000

Total:	$435,511

(1)

For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2021 of $160,000. Unvested stock options include 12,545 options from 2021 grant at $10.26/share. Unvested restricted stock includes 6,092 shares from 2021 grant. Unvested performance share awards are 12,183 shares from 2021 grant. The value of unvested stock options, restricted stock and performance share awards is based on the share price of $8.54, the Company’s closing stock price on December 31, 2021.

(2)

Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2021. Termination by the executive for “Good Reason” means a material diminution of any duties inconsistent with her current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate from where she was employed as of the date of the employment agreement.

(3)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).
(4)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Ms. Surratt’s employment for cause;

•	Ms. Surratt’s voluntary termination of her employment with the Company (not for “Good Reason”); or

•	Ms. Surratt’s employment with the Company is terminated due to her death or disability,

no extra benefits are payable by the Company to Ms. Surratt as a result of any such events, other than accrued obligations and benefits owed by the Company to Ms. Surratt (such as base salary through the date of termination and her outstanding balance in the Company’s 401k Plan and Supplemental Plan). In the event termination is not for cause, Ms. Surratt would also be entitled to receive an amount equal to 50% of her base salary.

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2021 the compensation paid by the Company to its named executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2021.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($)(1) (e)		Option Awards ($)(2) (f)		Non-Equity Incentive Plan Compens-ation ($)(3) (g)		Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation ($)(4) (i)		Total ($) (j)

David Cherechinsky President & Chief Executive Officer	2021 2020 2019	$ $ $	650,000 554,808 424,923	— — —	$ $ $	3,309,101 498,233 711,285	$ $ $	996,734 207,971 166,110	$ $	1,032,646 — 191,001	— — —	$ $	— 13,976 34,483	$ $ $	5,988,481 1,274,988 1,527,802
Mark Johnson Senior Vice President & Chief Financial Officer	2021 2020 2019	$ $ $	385,000 324,923 243,000	— — —	$ $ $	837,732 189,083 269,952	$ $ $	252,340 78,928 63,041	$ $	489,316 — 102,382	— — —	$ $	— 6,309 18,225	$ $ $	1,964,388 599,243 696,600

Raymond Chang VP, General Counsel, & Secretary	2021 2020 2019	$ $ $	412,000 412,000 411,954	— — —	$ $ $	544,539 375,177 535,610	$ $ $	164,018 156,604 125,084	$ $	523,631 — 185,159	— — —	$ $	— 11,410 24,082	$ $ $	1,644,188 955,191 1,281,889

Kelly Munson Chief Administrative and Information Officer	2021		$225,000	—		$460,760		$138,784		$285,964	—		—		$1,110,508
	2020		$188,077	—		$177,572		$75,358		—	—		$3,692		$444,699
	2019		—	—		—		—		—	—		—		—

Rocio Surratt VP – Finance and Corporate Controller	2021	$160,000	—	$209,434	$63,084	$165,223	—	—	$597,741
	2020	$76,923	—	—	—	—	—	—	$76,923
	2019	—	—	—	—	—	—	—	—

(1)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2021 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column. On February 23, 2021, the Named Executive Officers at that time were granted shares of performance-based share awards, which are included in this column in the table above. The grants vest on the third anniversary of the date of grant, contingent on performance against three separate, independently established goals. For a more detailed discussion, see the section titled “Long-Term Incentive Compensation”. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, based upon the probable outcome of such conditions were as follows: Mr. Cherechinsky — $2,321,597; Mr. Chang — $382,031; Mr. Johnson — $587,736; Ms. Munson — $323,256; and Ms. Surratt — $146,930. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, assuming that the highest level of performance conditions will be achieved were as follows: Mr. Cherechinsky — $3,949,997; Mr. Chang — $649,992; Mr. Johnson — $1,000,001; Ms. Munson — $549,998; and Ms. Surratt — $249,995.

(2)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB ASC Topic 718, excluding forfeiture estimates. Refer to the Company’s 2021 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(3)	Starting in 2015, the Named Executive Officers have participated in the NOW Inc. Annual Incentive Plan. For further information, see the section titled “Annual Incentive Award”.
(4)

The amounts include cash contributions under the Company’s 401k Plan and under the Supplemental Plan, both defined contribution plans. On April 1, 2020, the Company announced that it would suspend all Company contributions to the 401k and Supplemental Plans effective May 1, 2020. The Company reinstated company contributions at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary effective January 2022.

Grants of Plan Based Awards

The following table provides information concerning stock options, restricted stock, and performance share awards granted to Named Executive Officers during the fiscal year ended December 31, 2021. The Company has granted no stock appreciation rights.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (3) (l)
		Threshold ($)(1) (c)	Target ($)(1) (d)	Maximum ($)(1) (e)	Threshold (#)(2) (f)	Target (#)(2) (g)	Maximum (#)(2) (h)
David Cherechinsky	2021	$325,000	$650,000	$1,300,000	96,248	192,495	384,990	96,248	198,213	$10.26	$4,305,837
Mark Johnson	2021	$154,000	$308,000	$616,000	24,367	48,733	97,466	24,366	50,181	$10.26	$1,090,071
Raymond Chang	2021	$164,800	$329,600	$659,200	15,838	31,676	63,352	15,839	32,617	$10.26	$708,557
Kelly Munson	2021	$84,375	$168,750	$337,500	13,402	26,803	53,606	13,402	27,599	$10.26	$599,544
Rocio Surratt	2021	$52,000	$104,000	$208,000	6,092	12,183	24,366	6,092	12,545	$10.26	$272,517

(1)	Represents the range of possible payouts under our 2021 annual incentive compensation plan.
(2)

On February 23, 2021, each of the Named Executive Officers was granted performance-based share awards, which are reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three independent parts that are subject to these three separate performance metrics: 50% with a TSR (total shareholder return) goal, 25% with an EBITDA goal and 25% with a return on capital employed goal (ROCE). For a more detailed discussion, see the section titled “Long Term Incentive Compensation”.

(3)

Assumptions made in calculating the value of option and restricted stock awards are further discussed in Item 15. Exhibits and Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 17, of the Company’s Form 10-K for the fiscal year ended December 31, 2021.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2021. The table includes awards received by the Named Executive Officers while employed under NOV (NOV awards granted prior to the spin-off) which were converted into Company awards as a result of the spin-off from NOV.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
David Cherechinsky	10,565				$29.123	2/16/23
	10,565				$31.433	2/26/24
	25,121				$13.71	2/19/23
	29,470				$20.64	2/21/24
	123,881				$9.90	2/20/25
	18,395	9,198	(2)		$15.30	2/19/26
	19,309	38,620	(3)		$9.53	2/21/27
		198,213	(4)		$10.26	2/23/28
									13,562	(5)	$115,819
									27,124	(6)	$231,639
									21,773	(7)	$185,941
									43,547	(8)	$371,891
									96,248	(9)	$821,958
									192,495	(10)	$1,643,907

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Raymond Chang	10,565				$29.123	2/16/23
	15,093				$31.433	2/26/24
	41,580				$13.71	2/19/23
	51,572				$20.64	2/21/24
	93,284				$9.90	2/20/25
	13,852	6,926	(2)		$15.30	2/19/26
	14,540	21,811	(3)		$9.53	2/21/27
		32,617	(4)		$10.26	2/23/28
									10,212	(5)	$87,210
									20,425	(6)	$174,430
									16,396	(7)	$140,022
									32,791	(8)	$280,035
									15,839	(9)	$135,265
									31,676	(10)	$270,513
Mark Johnson	2,413				$29,123	2/16/23
	3,018				$31.433	2/26/24
	16,500				$13.71	2/19/23
	13,000				$20.64	2/21/24
	47,015				$9.90	2/20/25
	6,981	3,491	(2)		$15.30	2/19/26
	7,328	14,657	(3)		$9.53	2/21/27
		50,181	(4)		$10.26	2/23/28
									5,147	(5)	$43,955
									10,294	(6)	$87,911
									8,263	(7)	$70,566
									16,527	(8)	$141,141
									24,366	(9)	$208,086
									48,733	(10)	$416,180

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Kelly Munson	3,018				$31.433	2/26/24
	7,500				$13.71	2/19/23
	5,250				$20.64	2/21/24
	6,666				$9.90	2/20/25
	2,643	1,322	(2)		$15.30	2/19/26
	6,995	13,990	(3)		$9.53	2/21/27
		27,599	(4)		$10.26	2/23/28
									1,567	(5)	$13,382
									7,760	(7)	$66,270
									15,520	(8)	$132,541
									13,402	(9)	$114,453
									26,803	(10)	$228,898
Rocio Surratt		12,545	(5)		$10.26	2/23/28
									6,092	(9)	$52,026
									12,183	(10)	$104,043

(1)	Calculations based upon the closing price ($8.54) of the Company’s common stock on December 31, 2021.
(2)	2019 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/19/2020, 2/19/2021, 2/19/2022.
(3)	2020 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/21/2021, 2/21/2022, 2/21/2023.
(4)	2021 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/23/2022, 2/23/2023, 2/23/2024.
(5)	2019 Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(6)

2019 Performance Share Award Grant – The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three independent parts that are subject to these three separate performance metrics: 50% with a TSR (total shareholder return) goal, 25% with an EBITDA goal and 25% with a ROCE (return on capital employed) goal.

(7)	2020 Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(8)

2020 Performance Share Award Grant – The performance shares awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three independent parts that are subject to these three separate performance metrics: 50% with a TSR (total shareholder return) goal, 25% with an EBITDA goal and 25% with a ROCE (return on capital employed) goal.

(9)	2021 Restricted Stock Award – The Grant vests 100% on the third anniversary of the date of grant.
(10)

2021 Performance Share Award Grant – The performance shares awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into three, independent parts that are subject to these three separate performance metrics: 50% with a TSR (total shareholder return) goal, 25% with an EBITDA goal and 25% with a ROCE (return on capital employed) goal.

The following table provides information on the amounts received by the Named Executive Officers during 2021 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
David Cherechinsky	0	$0	40,543	$379,888
Raymond Chang	0	$0	30,530	$286,066
Mark Johnson	0	$0	15,387	$144,176
Kelly Munson	0	$0	1,450	$13,587
Rocio Surratt	0	$0	0	$0

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2021. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
David Cherechinsky	$0	$0	($114)	—	$15,999
Raymond Chang	$0	$0	$7,228	—	$38,489
Mark Johnson	$0	$0	$3,777	—	$38,446
Kelly Munson	$0	$0	$0	—	$0
Rocio Surratt	$0	$0	$0	—	$0

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.

(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.

(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This Code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

On February 27, 2021, the Company entered into an Asset Purchase Agreement to acquire the horizontal pumping business of GR Energy Services (the “Flex Flow Acquisition”). The Flex Flow Acquisition closed on April 1, 2021. Our Chairman of the Board at such time, Wayne Richards, served as President and CEO, and is a minority shareholder, of GR Energy Services. Consistent with our related person transactions policy and code of conduct, Mr. Richards recused himself from all board discussions and decisions related to the Flex Flow Acquisition and did not participate in any negotiations with respect thereto. Our Board, excluding Mr. Richards, in consultation with its independent financial advisors, independently evaluated and approved the Flex Flow Acquisition. On August 10, 2021, Mr. Richards resigned from the Board due to personal reasons.

One of our directors, Paul Coppinger, is the Division President of SPM Oil & Gas, a Caterpillar Company which was previously Weir Oil & Gas (part of the Weir Group PLC) prior to its acquisition in February 2021. For the 2021 fiscal year, we made payments to various subsidiaries of SPM Oil & Gas for certain products of approximately $2.8 million. In the Company’s opinion, the terms of such payments were substantially equivalent to those which would have been obtained from unaffiliated third parties. Such amounts are not material to either the Company or SPM Oil & Gas.

On August 11, 2021, the Board of Directors elected Sonya Reed as an independent member of the Board. Ms. Reed is the Senior Vice President of Human Resources and Corporate Communication at Phillips 66, which is an existing Company customer. During 2021, the Company recorded revenue from Phillips 66 and its subsidiaries in the amount of approximately $20 million. In the Company’s opinion, the terms of such payments were substantially equivalent to those which would have been obtained from unaffiliated third parties. Such amounts are not material to either the Company or Phillips 66.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our worldwide employee population and the annual total compensation of Mr. Cherechinsky, our President and Chief Executive Officer (our “ CEO”).

For 2021, our last completed fiscal year:

•	the median of the estimated annual total compensation of all employees of our company (other than our CEO), was $60,750; and

•	the annual total compensation of our CEO was $5,988,481.

Based on this information, for 2021, our Chief Executive Officer’s annualized total compensation was approximately 98.5 times that of the median of the annual total compensation of all employees.

To identify the median of the estimated annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

1. As permitted under the SEC rules, in order to identify our median employee, we used a consistently applied compensation measure of estimated ‘total cash compensation’ earned from January 1, 2021 to December 31, 2021. We used December 31, 2021 for our employee listing and annualized total cash compensation for those permanent employees who commenced work during 2021. We did not adjust the size of our employee population or make any cost-of-living adjustments when identifying our median employee.

2. In calculating the estimated annual total compensation of the median employee and CEO, we identified and included the elements of such compensation in accordance with the requirement of Item 402(c)(2)(x) of Regulation S-K.

3. We believe the pay ratio disclosed above is a reasonable estimate calculated in accordance with SEC rules, based on our records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use a variety of methodologies and apply various assumptions. The application of various methodologies may result in significant differences in the results reported by SEC reporting companies. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report above.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2021.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)	(h)
Richard Alario	$121,000	$186,002	—	—	—	—	$307,002
Terry Bonno	$118,500	$120,001	—	—	—	—	$238,501
Galen Cobb	$103,500	$120,001	—	—	—	—	$223,501
Paul Coppinger	$108,000	$120,001	—	—	—	—	$228,001
James Crandell	$113,000	$120,001	—	—	—	—	$233,001
Rodney Eads	$131,000	$120,001	—	—	—	—	$251,001
J. Wayne Richards (2)	$105,174	—	—	—	—	—	$105,174
Sonya Reed (3)	$19,500	$119,997					$139,497

(1)

The aggregate number of outstanding shares of restricted stock as of December 31, 2021 for each director are as follows: Mr. Alario – 16,971; Ms. Bonno – 10,949; Mr. Cobb – 10,949; Mr. Coppinger – 10,949; Mr. Crandell – 10,949; Mr. Eads – 10,949; and Ms. Reed – 15,094. Award price is based on the value of the shares on the date of grant and is subject to fluctuation based on share price variance.

(2)

On August 10, 2021, Mr. Richards resigned from the Board. The resignation was not the result of any disagreement with the Company or any of its affiliates on any matter relating to the Company’s operations, policies, or practices. Upon his resignation from the Board, Mr. Richards pending stock awards were cancelled.

(3)	Ms. Reed joined the Board of Directors on August 11, 2021.

Board Compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation:

•	For service on the Board of Directors – an annual retainer of $70,000, paid quarterly;

•	For service as chairperson of the audit committee of the Board of Directors – an annual retainer of $20,000, paid quarterly;

•	For service as chairperson of the compensation committee of the Board of Directors – an annual retainer of $15,000, paid quarterly;

•	For service as chairperson of the environmental, social, governance, and nominating committee of the Board of Directors – an annual retainer of $15,000, paid quarterly;

•	For service as a member of the audit committee of the Board of Directors – an annual retainer of $7,500, paid quarterly;

•	For service as a member of the compensation committee of the Board of Directors – an annual retainer of $5,000, paid quarterly;

•	For service as a member of the environmental, social, governance, and nominating committee of the Board of Directors – an annual retainer of $5,000, paid quarterly; and

•	$2,000 for each Board meeting and each committee meeting attended.

The independent Chairman of the Board receives an annual cash retainer of $44,000, paid quarterly. The independent Chairman of the Board also receives an annual restricted stock grant valued at approximately $66,000, in addition to the annual restricted stock grant value received by all non-employee directors of the Company.

Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the NOW Inc. Long-Term Incentive Plan. The Board approved the grant of 10,949 shares of restricted stock awards on May 19, 2021 to each non-employee director under the NOW Inc. Long-Term Incentive Plan with the exception of Mr. Alario who was awarded 16,971 shares of restricted stock awards on May 19, 2021 and Ms. Reed who was awarded 15,094 shares of restricted stock awards on August 11, 2021 upon her appointment to the Board. The restricted stock award shares vest in full on the first anniversary of the date of the grant.

CEO Search Committee

Rodney Eads (Chair), Terry Bonno and James Crandell each served on the CEO Search Committee in 2020 and assisted in identifying and interviewing potential CEO candidates, along with the executive search firm retained by such committee. As a result of their efforts, the Compensation Committee agreed, in consultation with NFPCC, the Compensation Committee’s independent compensation consultant, that each of the members of the CEO Search Committee receive a one-time cash payment of $15,000 for their service, which was paid out in the first quarter of 2021. The Compensation Committee agreed that the one-time compensation was justified as these members had not previously received any compensation for their work on the CEO Search Committee, and that the compensation was reasonable and appropriate (as reviewed and confirmed by NFPCC) for the additional work done by these members on behalf of the Board.

Stock Ownership Guidelines

Under the Company’s stock ownership guidelines implemented in February 2020, each non-employee director must own Company stock equal to five times the directors’ annual cash retainer. The Company’s non-employee directors must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis — Stock Ownership Guidelines for Executives.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2021.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

If you wish to submit a proposal to be included in our 2023 Proxy Statement, we must receive it on or before December 8, 2022. Please address your proposal to: Raymond Chang, Vice President, General Counsel and Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

If you wish to otherwise introduce any item of business for consideration at our 2023 annual meeting, you must comply with the procedures specified in our bylaws and the rules of the SEC, including giving written notice of such item of business no later than January 7, 2023 nor earlier than December 8, 2022 to: Raymond Chang, Vice President, General Counsel and Secretary, NOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

NOW Inc.’s 2021 Annual Report on Form 10-K filed on February 17, 2022 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Raymond Chang

Raymond Chang
Vice President, General Counsel and Secretary

Houston, Texas

April 7, 2022

NOW INC.

7402 NORTH ELDRIDGE PARKWAY

HOUSTON, TX 77041

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 24, 2022 for shares held directly and by 11:59 P.M. ET on May 20, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 24, 2022 for shares held directly and by 11:59 P.M. ET on May 20, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79427-P69092                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOW INC.

The Board of Directors recommends you vote FOR the following:

1. To elect five directors to hold office for one-year terms;

Nominees:	For	Against	Abstain

1a. Terry Bonno	☐	☐	☐

1b. David Cherechinsky	☐	☐	☐

1c. Galen Cobb	☐	☐	☐

1d. James Crandell	☐	☐	☐

1e. Sonya Reed	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022;	☐	☐	☐

3. To consider and act upon an advisory proposal to approve the compensation of our named executive officers.	☐	☐	☐

NOTE: To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and the 2021 Annual Report on Form 10-K are available at www.proxyvote.com

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D79428-P69092

NOW INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

ON MAY 25, 2022

The undersigned hereby appoints Mark Johnson and Raymond Chang or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of NOW Inc. to be held on Wednesday, May 25, 2022, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 7, 2022 proxy statement.

This proxy is solicited on behalf of the board of directors of NOW Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2) and FOR the approval of the compensation of our named executive officers (Proposal 3).

The undersigned acknowledges receipt of the April 7, 2022 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side